            PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED MARCH 13, 2000

                                  $385,607,000

                ADVANTA EQUIPMENT RECEIVABLES SERIES 2000-1 LLC
                                     ISSUER

                               ADVANTA BANK CORP.
                            ORIGINATOR AND SERVICER

            EQUIPMENT RECEIVABLES ASSET-BACKED NOTES, SERIES 2000-1
                      $181,285,000 6.840% CLASS A-1 NOTES
                       $63,269,000 7.255% CLASS A-2 NOTES
                       $84,623,000 7.405% CLASS A-3 NOTES
                        $28,215,000 7.560% CLASS B NOTES
                        $18,810,000 7.685% CLASS C NOTES
                        $9,405,000 8.015% CLASS D NOTES

     CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE S-7 IN THIS PROSPECTUS SUPPLEMENT AND ON PAGE 4 IN THE PROSPECTUS.

     A note is not a deposit and neither the notes nor the underlying contracts or receivables are insured or guaranteed by any governmental agency.

     The notes offered in this prospectus supplement and the accompanying prospectus are obligations of the issuer only. They are payable only from a limited pool of assets. The notes are not obligations of Advanta Bank Corp., Advanta Corp. or any of their affiliates.

                                                     PRICE TO
                                                      PUBLIC     UNDERWRITING    PROCEEDS
                                         INTEREST      PER         DISCOUNT      TO ISSUER
CLASS                                      RATE        NOTE        PER NOTE      PER NOTE
-----                                    --------    --------    ------------    ---------
A-1....................................   6.840%      100.00%       0.30%         99.70%
A-2....................................   7.255%      100.00%       0.30%         99.70%
A-3....................................   7.405%      100.00%       0.30%         99.70%
B......................................   7.560%      100.00%       0.35%         99.65%
C......................................   7.685%      100.00%       0.35%         99.65%
D......................................   8.015%      100.00%       0.50%         99.50%

     The total price to public is $385,607,000, the total amount of the underwriting discount is $1,199,143.50, and the total amount of proceeds before deduction of expenses is $384,407,856.50.

CREDIT ENHANCEMENT

     The Class B notes are subordinated to, and provide credit enhancement for, the Class A notes. The Class C notes are subordinated to, and provide credit enhancement for, the Class B notes and the Class A notes. The Class D notes are subordinated to, and provide credit enhancement for the Class A notes, the Class B notes and the Class C notes. The issuer also is issuing $23,512,000 of Class E asset-backed notes. The Class E notes are subordinated to, and provide credit enhancement for, the Class A notes, the Class B notes, the Class C notes and the Class D notes. The issuer will also create and retain a Class F interest in the original amount of $61,134,515.34. The Class F interest is subordinated to, and provides credit enhancement for, the Class A notes, the Class B notes, the Class C notes, the Class D notes and the Class E notes.

     In addition, the issuer will create a reserve account and make an initial deposit of $4,702,535.15 into that account.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED THE NOTES OR DETERMINED THAT THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                       UNDERWRITERS OF THE CLASS A NOTES

PRUDENTIAL SECURITIES
                              BARCLAYS CAPITAL
                                            MORGAN STANLEY DEAN WITTER

                   UNDERWRITER OF THE CLASS B, C AND D NOTES

                             PRUDENTIAL SECURITIES
                                 MARCH 17, 2000

              IMPORTANT NOTICE ABOUT INFORMATION PRESENTED IN THIS
             PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS

     We provide information to you about the notes in two separate documents:
(a) the accompanying prospectus, which provides general information, some of which may not apply to your series of notes and (b) this prospectus supplement, which describes the specific terms of your series of notes.

     If the terms of your series of notes as described in this prospectus supplement vary from the terms described in the accompanying prospectus, you should rely on the information in this prospectus supplement.

     We include cross-references in this prospectus supplement and the accompanying prospectus to captions in these materials where you can find further related discussions. The following Table of Contents and the Table of Contents included in the accompanying prospectus provide the pages on which these captions are located.
                            ------------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Summary of Terms......................   S-1
  Issuer..............................   S-1
  Limited Obligations.................   S-1
  Originator and Servicer.............   S-1
  Trustee.............................   S-1
  The Pledged Assets..................   S-1
  The Contracts.......................   S-2
  The Notes...........................   S-2
  Payment Date........................   S-3
  Issuance Date.......................   S-3
  Interest Payments...................   S-3
  Principal Payments..................   S-3
  Stated Maturity.....................   S-4
  Subordination.......................   S-4
  Reserve Account.....................   S-4
  Flow of Funds.......................   S-4
  Optional Redemption.................   S-5
  Federal Income Tax Status...........   S-5
  ERISA Considerations................   S-5
  Ratings.............................   S-6
Risk Factors..........................   S-7
  You May Not Be Able to Sell Your
     Notes............................   S-7
  Security Interest in Most Equipment
     Has Not Been Perfected...........   S-7
  Limited Interest in Contracts May
     Cause Payment Delay or
     Defaults.........................   S-7
  Losses on the Contracts May Be More
     Than Expected and Cause Defaults
     on the Notes.....................   S-7
  Geographic Concentration of the
     Contract Portfolio Causes
     Increased Risk From Local
     Economic Conditions and Natural
     Disasters........................   S-8
Introduction..........................   S-9
The Issuer............................   S-9
  Capitalization of the Issuer........   S-9
Management's Discussion and Analysis
  of Financial Condition..............  S-10
Use of Proceeds.......................  S-10

                                        PAGE
                                        ----
The Pledged Assets....................  S-10
  General.............................  S-10
  No Residual Interest Available......  S-11
  Trust Estate........................  S-11
  The Contracts.......................  S-11
  Eligible Contracts..................  S-11
Statistical Information...............  S-12
Servicing Portfolio Delinquency and
  Default Information.................  S-17
  Historical Delinquency
     Information......................  S-18
  Historical Default Experience.......  S-18
Description of the Notes..............  S-19
  General.............................  S-19
  Payment Dates, Business Days and
     Stated Maturity Date.............  S-19
  Determination Date and Collection
     Periods..........................  S-19
  Interest Payments...................  S-19
  Principal Payments..................  S-20
  Payments During a Trigger Event.....  S-23
  Flow of Funds.......................  S-23
  Servicing Fee.......................  S-25
  Trustee's Fees......................  S-25
  Trigger Events......................  S-25
  Optional Redemption.................  S-26
  Subordination Provisions............  S-26
  Reserve Account.....................  S-27
  Reports to Noteholders..............  S-27
  Payments Subsequent to an Event of
     Default..........................  S-29
Prepayment and Yield Considerations...  S-30
Aggregate Monthly Scheduled
  Payments............................  S-37
Underwriting..........................  S-39
Ratings of the Notes..................  S-40
Legal Matters.........................  S-41
Reports to Noteholders................  S-41
Where You Can Find More Information...  S-41
INDEX OF TERMS........................  S-42
APPENDIX A: GLOBAL CLEARANCE,
  SETTLEMENT AND TAX DOCUMENTATION
  PROCEDURES..........................   A-1

                                SUMMARY OF TERMS

THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION AND DOES NOT CONTAIN ALL OF THE INFORMATION THAT YOU NEED TO MAKE YOUR INVESTMENT DECISION. IT PROVIDES GENERAL, SIMPLIFIED DESCRIPTIONS OF CALCULATIONS, CASH FLOWS AND OTHER MATTERS THAT, IN SOME CASES, ARE HIGHLY TECHNICAL AND COMPLEX. MORE DETAIL IS PROVIDED IN OTHER SECTIONS OF THIS PROSPECTUS SUPPLEMENT AND IN THE ACCOMPANYING PROSPECTUS.

TO UNDERSTAND ALL OF THE TERMS OF THE OFFERING OF THE NOTES, CAREFULLY READ THIS ENTIRE DOCUMENT AND THE PROSPECTUS.

ISSUER

Advanta Equipment Receivables Series 2000-1 LLC will issue the notes.

The issuer is a Nevada limited liability company. Its principal place of business is 639 Isbell Road, Suite 390-1, Reno, Nevada 89509. Its telephone number is (775) 823-3020.

The issuer is a newly created limited liability company. The sole member of the issuer is Advanta Bank Corp.

References in this prospectus supplement to "we" or to "our" are statements made by the issuer or by Advanta Bank Corp.

LIMITED OBLIGATIONS

Our obligation to pay the notes is limited to a specific source of funds. We will pay the notes only from payments received on the contracts, collateral provided for the contracts and funds on deposit in the reserve account. The contracts will be equipment leases and loan agreements. We will identify all of the contracts at the time we issue the notes.

ORIGINATOR AND SERVICER

Advanta Bank Corp. originated or acquired the contracts or acquired interests in the contracts. Advanta Bank Corp. will transfer its interest in the scheduled payments arising under the contracts to the issuer.

Advanta Bank Corp. or its successor will service the contracts for the issuer. The servicer will collect payments on the contracts and enforce defaulted contracts when necessary. The servicer may, but is not required to, make advances to cover delinquent contract payments.

Advanta Bank Corp. is a Utah industrial loan corporation. Its principal place of business is 11850 South Election Road, Draper, Utah 84020. Its telephone number is (801) 523-0858.
Advanta Bank Corp. will service the contracts through a subservicing arrangement with Advanta Business Services Corp.

The transfer and servicing agreement will permit Advanta Bank Corp. to assign its rights and obligations as servicer to any affiliate of Advanta Corp. if the rating agency condition is satisfied.

TRUSTEE

The trustee is Bankers Trust Company. The trustee's address is Four Albany Street, New York, New York 10006. Its telephone number is (212) 250-2500.

THE PLEDGED ASSETS

We will pledge to the trustee, as security for the notes:

  - our interest in the contracts listed on a schedule delivered to the trustee, but not including any residual interest in the equipment related to the contracts;

  - the right to payments made on the contracts, except the excluded amounts and except any amounts received as payments for the residual interest in the underlying equipment;

  - our security interest, if any, in the underlying equipment;

  - amounts held in the series accounts and earnings on the series accounts;

  - recoveries on insurance policies and on the disposition of equipment repossessed as a result of a default;

  - our rights in the transfer and servicing agreement.

Advanta Bank Corp. will not transfer the residual interest in the equipment to the issuer. The pledged assets and amounts available to pay the notes, therefore, do not include any residual interest in the equipment or any amounts received for the residual interest.

THE CONTRACTS

We will use the proceeds from the sale of the notes (i) to buy from Advanta Bank Corp., Advanta Bank Corp.'s interest in a portfolio of contracts and related interests, (ii) to make the initial deposit to the reserve account and (iii) to pay costs and expenses incurred in connection with issuing the notes.

The contracts are primarily leases of small-ticket equipment.

The contracts include leases and loan agreements. Approximately 1.47% of the contracts, based on the statistical aggregate contract principal balance, are in the form of loan agreements. The terms of the loan agreements differ from the leases as described in the prospectus.

We will calculate the principal value of the contracts at any time by discounting the contracts' remaining scheduled payments at the applicable discount rate which is 9%.

The statistical characteristics of the contracts shown in this prospectus supplement, however, are calculated as of January 31, 2000 using a discount rate of 9%.

The contracts had the following characteristics as of January 31, 2000:

  - statistical aggregate contract principal balance: $444,821,253.94

  - statistical average contract principal balance: $11,712.60

  - number of contracts: 37,978

The actual cut-off date for contracts to be conveyed to the issuer is February 29, 2000. As shown in the next paragraph, there will be a variance between the January 31, 2000 statistical information included in this prospectus supplement and the actual portfolio as of the February 29, 2000 cut-off date. The variance will result from several factors including payments or other reductions made to the contracts in the month of February. In addition to the existing contracts remaining on January 31, 2000, Advanta Bank Corp. originated additional contracts from February 1, 2000 through February 29, 2000 that are to be conveyed to the issuer for inclusion in the actual portfolio as of the February 29, 2000 cut-off date. Except to the extent related to the greater principal amount of the contracts as of February 29, 2000, as shown in the next paragraph, the material characteristics of the portfolio on the closing date will not vary by more than 5% from the January 31, 2000 information in this prospectus supplement.

As of February 29, 2000, the aggregate contract principal balance was $470,253,515.34, the average contract principal balance was $11,861.31 and the number of contracts was 39,646.

We will make payments on the notes from collections on the contracts and from amounts on deposit in the reserve account.

THE NOTES

In this document, we are offering six classes of notes:

  - 6.840% Class A-1 notes with an initial principal balance of $181,285,000;

  - 7.255% Class A-2 notes with an initial principal balance of $63,269,000;

  - 7.405% Class A-3 notes with an initial principal balance of $84,623,000;

  - 7.560% Class B notes with an initial principal balance of $28,215,000;

  - 7.685% Class C notes with an initial principal balance of $18,810,000; and

  - 8.015% Class D notes with an initial principal balance of $9,405,000.

We also will issue $23,512,000 of Class E notes at the same time as the offered notes. We are not offering the Class E notes by this document. We may retain the Class E notes or we may, at any time, sell the Class E notes to an investor. The issuer will also create and retain a Class F interest in the initial principal amount of $61,134,515.34

We will issue the notes under an indenture dated as of March 1, 2000. The terms of the notes will be contained in the indenture.

PAYMENT DATE

We will pay interest and principal on the offered notes on the 15th day of each month if the 15th is a business day. If the 15th day of a month is not a business day, then the payment will be on the next business day. April 17, 2000, will be the first payment date.

ISSUANCE DATE

We will issue the notes on or about March 29, 2000.

INTEREST PAYMENTS

The interest rate for each class of offered notes is specified on the cover page and in this prospectus supplement summary under "Summary of Terms -- The Notes" and under "Description of the Notes -- Interest Payments." Interest will accrue from the date of issuance of the notes.

Interest on the offered notes will be computed on the basis of a 360-day year comprised of twelve 30-day months and will be paid on each payment date.

PRINCIPAL PAYMENTS

We will pay monthly principal on the notes from available funds only after:

  - trustee fees and expenses are paid;

  - servicer advances are repaid;

  - servicing fees are paid; and

  - interest on the notes is paid.

Principal payments will be made from remaining amounts.

The monthly principal amount for any payment date will be equal to the decrease in the aggregate contract principal balance during the calendar month immediately preceding that payment date.

Unless a trigger event occurs, we will pay principal on each payment date in the following order of priority to the extent of funds available:

  - to Class A, a portion of the monthly principal amount equal to the Class A monthly principal payment amount; amounts allocated to pay the Class A notes will be paid sequentially to retire the Class A-1 notes, then the Class A-2 notes and then the Class A-3 notes;
  - to Class B, a portion of the monthly principal amount equal to the Class B monthly principal payment amount;

  - to Class C, a portion of the monthly principal amount equal to the Class C monthly principal payment amount;

  - to Class D, a portion of the monthly principal amount equal to the Class D monthly principal payment amount;

  - to Class E, a portion of the monthly principal amount equal to the Class E monthly principal payment amount; and

  - to the Class F interest, a portion of the monthly principal amount equal to the Class F monthly principal payment amount.

In addition to the regular monthly principal amount, additional principal may be distributed to the holders of the notes as described in this prospectus supplement.

If the Class F principal amount has been reduced to 2% of the initial aggregate contract principal balance, then additional principal will be paid, starting with the Class D notes, in reverse sequential order. This means that, to the extent of funds available, additional principal will be paid first to the Class D notes, then to the Class C notes, then to the Class B notes, then to the Class A notes, then to the Class E notes and finally to the Class F interest.

If a trigger event occurs, the principal payment provisions described above will not apply. If a trigger event occurs, then, unless the trigger event is cured, each month the full amount of available funds, after paying amounts due to the trustee and the servicer and after paying interest on the notes, will be applied sequentially to pay principal to Class A-1, Class A-2, Class A-3, Class B, Class C, Class D, Class E and the Class F, in that order.

We refer you to "Description of the Notes -- Interest Payments," "-- Principal Payment" and -- Flow of Funds" in this prospectus supplement for more detail on the payment of principal and interest.

STATED MATURITY

If the notes have not already been paid in full, we will be obligated to pay the outstanding principal amount of the Class A-1 notes, Class A-2 notes, Class A-3 notes, Class B notes, Class C notes and Class D notes in full on their respective stated maturity dates.

The stated maturity dates are:

                                 STATED
CLASS                         MATURITY DATE
-----                       -----------------
A-1.......................  July 15, 2002
A-2.......................  May 15, 2003
A-3.......................  February 15, 2007
B.........................  February 15, 2007
C.........................  February 15, 2007
D.........................  February 15, 2007

We expect that payment on the notes of each class will be made before the payment date shown in the table above.

SUBORDINATION

The Class B notes will be subordinated to the Class A notes, the Class C notes will be subordinated to the Class A notes and the Class B notes and the Class D notes will be subordinated to the Class A notes, the Class B notes and the Class C notes.

  - On each payment date, the trustee will use available funds to pay interest on the Class A notes, then interest on the Class B notes, then interest on the Class C notes, then interest on the Class D notes and finally interest, if any, on the Class E notes; and

  - On each payment date, the trustee will use the available funds to pay monthly principal on the Class A notes, then monthly principal on the Class B notes, then monthly principal on the Class C notes, then monthly principal on the Class D notes, then monthly principal on the Class E notes and finally monthly principal on the Class F interest.

  - If a trigger event occurs and has not been cured, the full amount of available funds, after paying amounts due to the trustee and the servicer and after paying interest on the notes, will be applied to pay principal sequentially first to the Class A notes until paid in full, then to Class B until paid in full, then to Class C until paid in full, then to Class D until paid in full, then to Class E until paid in full and finally to pay Class F.

We refer you to "Description of the Notes -- Subordination Provisions" in this prospectus supplement for a more complete description of the subordination of the Class B notes, the Class C notes, the Class D notes, the Class E notes and the Class F interest.

RESERVE ACCOUNT

The trustee will establish a reserve account. On the closing date, the issuer will deposit into the reserve account an amount equal to 1% of the initial aggregate contract principal balance. The trustee will use the amounts in the reserve account to pay the following amounts if collections on the contracts are insufficient:

  - amounts owed to the trustee and the servicer;

  - repayment of servicer advances;

  - interest due on the notes; and

  - principal due on the notes.

The required reserve amount is the lesser of 1% of the initial aggregate contract principal balance and 100% of the then outstanding principal amount of the notes (not including the then outstanding Class F interest). If on any payment date, the amount on deposit in the reserve account is less than the required reserve amount, a deposit will be made to the reserve account, if funds are available after making other required payments.

FLOW OF FUNDS

On each payment date, the trustee will make the following payments from the available funds in the collection account. The available funds in the collection account will include any amounts transferred from the reserve account. The trustee will, unless a trigger event has occurred and is continuing, make payments in the following order of priority:

  - first, to the trustee to pay fees and expenses subject to a limitation;

  - then, to the servicer to pay for any unrecoverable servicer advances;

  - then, to the servicer to pay the servicer fee along with any miscellaneous amounts;

  - then, to the Class A noteholders to pay the Class A note interest, ratably with respect to each class of Class A notes;

  - then, to the Class B noteholders to pay the Class B note interest;

  - then, to the Class C noteholders to pay the Class C note interest;

  - then, to the Class D noteholders to pay the Class D note interest;

  - then, to the Class E noteholders to pay the Class E note interest, if any;

  - then, the Class A monthly principal payment amount to pay principal of the Class A notes; within the Class A notes principal allocated to Class A will be used sequentially to pay Class A-1, then Class A-2 and then Class A-3;

  - then, the Class B monthly principal payment amount to pay principal of the Class B notes;

  - then, the Class C monthly principal payment amount to pay principal of the Class C notes;

  - then, the Class D monthly principal payment amount to pay principal of the Class D notes;

  - then, the Class E monthly principal payment amount to pay principal of the Class E notes;

  - then, to the reserve account an amount, if any, needed to maintain the amount in the reserve account at the required reserve amount;

  - then, so long as the Class F principal amount is greater than the Class F floor, to the issuer the Class F monthly principal payment amount to reduce the principal amount of the Class F interest;

  - then, to pay any remaining trustee's fees and expenses; and

  - finally, to the issuer, any remaining available funds.

If a trigger event has occurred and is continuing the flow of funds will be altered so that all available amounts to pay principal will be paid sequentially to retire each class in full before principal is paid on the next class beginning with Class A-1.

OPTIONAL REDEMPTION
The servicer has the option to direct the redemption of all remaining notes when the aggregate contract principal balance is 10% or less of the initial aggregate contract principal balance.

If a redemption occurs, you will receive a final distribution equaling the entire unpaid balance of your notes plus any accrued and unpaid interest. You will not receive a redemption premium.

FEDERAL INCOME TAX STATUS

In the opinion of Orrick, Herrington & Sutcliffe LLP, special tax counsel to the issuer, under existing law, the Class A-1 notes, Class A-2 notes, the Class A-3 notes, the Class B notes, the Class C notes and the Class D notes will be characterized as indebtedness for federal income tax purposes. By your acceptance of a note, you will agree to treat your note as debt for federal, state and local income and franchise tax purposes. We refer you to "Federal Income Tax Consequences" in the prospectus for additional information about the application of federal income tax laws.

ERISA CONSIDERATIONS

Subject to important considerations described under "ERISA Considerations" in the prospectus, the Class A-1 notes, the Class A-2 notes, the Class A-3 notes, the Class B notes, the Class C notes and the Class D notes are eligible for purchase by persons investing assets of employee benefit plans or individual retirement accounts. A fiduciary or other person contemplating purchasing the notes on behalf of or with plan assets of any plan should consult with its counsel regarding whether the purchase or holding of the notes could give rise to a transaction prohibited or not otherwise permissible under ERISA or section 4975 of the Internal Revenue Code.

RATINGS

We will not issue the notes unless the rating agencies have assigned the following ratings (or higher) to each class of notes:

                       MOODY'S INVESTOR      FITCH
CLASS                   SERVICE, INC.      IBCA, INC.
-----                  ----------------    ----------
A-1..................     Aaa                AAA
A-2..................     Aaa                AAA
A-3..................     Aaa                AAA
B....................     Aa3                AA-
C....................      A2                 A
D....................     Baa2              BBB+

The ratings may be lowered, qualified or withdrawn by the rating agencies in their discretion. The ratings are not recommendations to buy, sell or hold the notes. They do not address any risk of prepayment or that payment will be made at any time before the stated maturity.

                                  RISK FACTORS

     You should carefully consider the following risk factors and the risk factors included in the prospectus before deciding to invest in the notes offered by this prospectus supplement.

YOU MAY NOT BE ABLE TO SELL
  YOUR NOTES                     If no public market develops, you, as a
                                 noteholder, may not be able to liquidate your investment in the notes prior to maturity.
                                 There currently is no public market for the notes, and we offer no assurance that one will develop. The underwriters expect, but are not obligated, to make a market in the notes. There is no assurance, however, that any market will be created or, if created, will continue.

SECURITY INTEREST IN MOST
  EQUIPMENT HAS NOT BEEN
  PERFECTED                      Financing statements in favor of Advanta Bank
                                 Corp. have been filed for equipment with an original cost of $25,000 or more; such equipment represents only approximately 46.63% of the statistical aggregate contract principal balance. As a result, the security interest in equipment that represents approximately 53.37% of the statistical aggregate contract principal balance has not and will not be perfected in favor of Advanta Bank Corp., the issuer or the trustee.

LIMITED INTEREST IN CONTRACTS
  MAY CAUSE PAYMENT DELAY OR
  DEFAULTS With respect to approximately 12.35% of the contracts determined on the basis of the statistical aggregate contract principal balance, Advanta Bank Corp. has acquired only a right to scheduled payments and the vendor of the equipment or another entity has retained other rights in the contract. If the entity retaining an interest in the contracts were to become a debtor in a bankruptcy case, the timing or amount of payments transferred to the issuer could be adversely affected. For example, if the contracts in which the issuer has only a right to periodic payments were determined to be "true leases" (not financing leases), under the federal bankruptcy code, the bankruptcy trustee of the originator of such contracts, including the originator itself as a debtor-in-possession, may be authorized to reject the contracts. Rejection of a contract is treated as a breach of the contract. Delays in or possible reductions of the amount of scheduled payments owed by the users might result. Additionally, the originator of such contracts may be permitted under the federal bankruptcy code, in certain circumstances, to dispose of all of the rights under the contracts including the right to scheduled payments transferred to Advanta Bank Corp. In such event, the proceeds of the disposition of such contracts paid to the issuer and therefore the trustee may be less than the amount of the scheduled payments owed by the users.

LOSSES ON THE CONTRACTS MAY BE
  MORE THAN EXPECTED AND CAUSE
  DEFAULTS ON THE NOTES          Payment of principal and interest on the notes
                                 is dependent upon the users' payment of amounts due on the contracts. In structuring the Series
                                 2000-1 notes, the issuer has made certain assumptions based upon historical default experience, however, historical performance is not necessarily indicative of future results and many factors could cause losses on the contracts to be higher than expected and such increases in losses could be material. If the losses were to increase significantly, this could result in payment defaults on your notes.

GEOGRAPHIC CONCENTRATION OF
  THE CONTRACT PORTFOLIO
  CAUSES INCREASED RISK FROM
  LOCAL ECONOMIC CONDITIONS
  AND NATURAL DISASTERS          As of the statistical calculation date,
                                 approximately 15.34%, 8.63%, 8.38%, 7.69%,
                                 7.15% and 5.03% of the contracts based on the statistical aggregate contract principal balance were located in California, Florida, New York, Texas, New Jersey and Pennsylvania respectively. No other state accounts for more than 5% of the statistical aggregate contract principal balance. Accordingly, adverse economic conditions, natural disasters or other factors particularly affecting any of these states could have a disproportionate affect on the performance of the portfolio.

                                  INTRODUCTION

     On or about March 29, 2000 the "CLOSING DATE", Advanta Equipment Receivables Series 2000-1 LLC will issue $409,119,000 of its equipment receivables asset-backed notes, Series 2000-1 including the Class A-1 notes, Class A-2 notes, Class A-3 notes, Class B notes, Class C notes, Class D notes and Class E notes and will create and retain a Class F interest in the initial principal amount of $61,134,515.34. Only the Class A-1 notes, Class A-2 notes, Class A-3 notes, Class B notes, Class C notes and Class D notes are being offered by this prospectus supplement. The Class A notes, the Class B notes, the Class C notes and the Class D notes are, for Series 2000-1, the "OFFERED NOTES." The Class A-1 notes, the Class A-2 notes, the Class A-3 notes, the Class B notes, the Class C notes, the Class D notes and the Class E notes are collectively the "NOTES." Capitalized terms used in this prospectus supplement are defined on the pages indicated in the table entitled "Index of Terms" at the back of this prospectus supplement. Certain terms used in this prospectus supplement and not defined in this document have the meaning assigned to those terms in the prospectus.

     The notes will be issued and the Class F interest will be created under the terms of the indenture, dated as of March 1, 2000 between Advanta Equipment Receivables Series 2000-1 LLC, as the issuer and Bankers Trust Company, as trustee. The specific terms of the notes will be set forth in the indenture.

     Advanta Equipment Receivables Series 2000-1 LLC will enter into a transfer and servicing agreement dated as of March 1, 2000 with Advanta Bank Corp., as transferor and as servicer. Pursuant to the transfer and servicing agreement, Advanta Equipment Receivables Series 2000-1 LLC will acquire Advanta Bank Corp.'s right, title and interest in the pledged assets.

                                   THE ISSUER

     The issuer is Advanta Equipment Receivables Series 2000-1 LLC.

     Advanta Equipment Receivables Series 2000-1 LLC is a single-member limited liability company formed under the laws of Nevada. The sole member of the issuer is Advanta Bank Corp. The issuer will be operated under the terms of its articles of organization filed in the Nevada Secretary of State's office on March 10, 2000, and a limited liability company operating agreement dated March 29, 2000. The principal office of the issuer is located at 639 Isbell Road, Suite 390-1, Reno, Nevada 89509.

CAPITALIZATION OF THE ISSUER

     Advanta Bank Corp. is the sole member of the issuer and has contributed $100 to the issuer for its membership interest. On the closing date Advanta Bank Corp. will transfer to the issuer a portfolio of contracts with an initial aggregate contract principal balance as of the cut-off date of $470,253,515. The transfer will be in part a sale to the extent the issuer receives net proceeds from the sale of the offered notes (excluding amounts used to pay costs and expenses and the amount deposited into the reserve account and uses such amount to purchase the portfolio) and the balance of the transfer of the portfolio will be a contribution by Advanta Bank Corp. to the capital of the issuer.

     The following table illustrates the capitalization of the issuer as of the closing date:

Class A-1 notes.............................................  $181,285,000
Class A-2 notes.............................................    63,269,000
Class A-3 notes.............................................    84,623,000
Class B notes...............................................    28,215,000
Class C notes...............................................    18,810,000
Class D notes...............................................     9,405,000
Class E notes...............................................    23,512,000
Class F interest............................................    61,134,515
                                                              ------------
                                                              $470,253,515
                                                              ============

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

     As of the date of this prospectus supplement, the issuer does not have an operating history. The proceeds of the sale of the notes will be used by the issuer to acquire the contracts or Advanta Bank Corp.'s rights to or interest in the contracts, to pay any costs and expenses and to make the initial deposit to the reserve account. See "Use of Proceeds." The issuer is prohibited by its articles of organization from engaging in any other business other than (i) the purchase of equipment leases and lease receivables, loan agreements and other financing agreements from Advanta Bank Corp. and its affiliates, (ii) the issuance of notes collateralized by its assets and (iii) engaging in acts incidental, necessary or convenient to the foregoing and permitted under the law of the state of Nevada. The issuer's ability to incur, assume or guarantee indebtedness for borrowed money is also restricted by its limited liability company operating agreement.

                                USE OF PROCEEDS

     The issuer will apply the proceeds from the sale of the notes in the following manner:

     - to make the initial deposit to the reserve account, in the amount of $4,702,535.15 which amount is equal to 1% of the initial aggregate contract principal balance;

     - to acquire the portfolio of contracts or interests in the contracts from Advanta Bank Corp.; and

     - to pay costs and expenses.

     To the extent that the value of the contracts and other rights and interests acquired from Advanta Bank Corp. exceeds the amount of proceeds of the notes available to purchase the assets, Advanta Bank Corp. will contribute the balance of such assets to the capital of the issuer.

     Advanta Bank Corp. has previously transferred finance contracts to affiliates and the affiliates have pledged the contracts as security for or a source of payment for notes issued by the affiliates. The issuer will use proceeds from the sale of the notes to acquire contracts from Advanta Bank Corp. and Advanta Bank Corp. will use proceeds from the sale of the contracts in part to acquire the contracts from the current owners. All of the contracts to be included in the portfolio are contracts originated or acquired by Advanta Bank Corp. or in which Advanta Bank Corp. has acquired an interest.

                               THE PLEDGED ASSETS

GENERAL

     The assets pledged ("PLEDGED ASSETS") by the issuer to the trustee to secure the notes will consist of the issuer's right, title and interest in:

     - contracts including leases and loans included on a list delivered to the trustee on the closing date; the contracts provide financing for the purchase or lease of a variety of small-ticket equipment items for businesses, including office equipment such as computers, copy machines, facsimile machines, printers and telephones, telecommunications equipment, automotive repair equipment, surveillance equipment and furniture; the assets pledged to secure the notes do not include any residual interest in the equipment;

     - all monies due or to become due on the contracts after the opening of business on March 1, 2000, except the excluded amounts;

     - the issuer's rights in the security interests granted by the users to secure the payment obligations on the contracts;

     - all amounts in the collection account and the reserve account and earnings on those accounts;

     - all of the issuer's rights in the transfer and servicing agreement;

     - recoveries on insurance policies and disposition of equipment repossessed as a result of a default; and

     - proceeds of each of the above, but not including the right to any excluded amounts.

     "EXCLUDED AMOUNTS" are those amounts received by the servicer from the users to pay or reimburse the servicer for paying insurance premiums and taxes and amounts received as late charge fees for those contracts for which a servicer advance has been made, any initial unpaid amounts and various other incidental amounts.

NO RESIDUAL INTEREST AVAILABLE

     Advanta Bank Corp. will not transfer any residual interest in the underlying equipment to the issuer and no residual interest or any amounts related to the residual interest will be available to pay the notes.

TRUST ESTATE

     Under the indenture, the issuer will pledge all of the pledged assets to the trustee to secure the payment of the notes. The trustee will hold the interests in the pledged assets. The trustee's interest will be known as the "TRUST ESTATE."

THE CONTRACTS

     The contracts are in the form of leases or loans. Loans may include installment sale contracts.

     Of the contracts, 98.53%, measured by the statistical aggregate contract principal balance, are leases and the remaining 1.47% are loan agreements.

     The originator represents that, for accounting purposes, all of the leases included as contracts are financing leases rather than "true" leases or operating leases.

     Approximately 12.35% of the statistical aggregate contract principal balance represents contracts in which Advanta Bank Corp. has acquired from vendors or other lease financing entities and transferred to Advanta Equipment Receivables Series 2000-1 LLC only a right to receive periodic lease payments made by the users. With respect to such contracts, unless the user is in default, at the end of the term of such lease Advanta Bank Corp. is required to reassign any remaining interest to the vendor or other lease financing entity.

     Statistical information concerning the contracts is included in this prospectus supplement under the caption "Statistical Information."

ELIGIBLE CONTRACTS

     In the Transfer and Servicing Agreement, the issuer has represented and warranted that each of the contracts is an eligible contract and that each contract has the characteristics described in the prospectus under the caption "The Transaction Documents -- Transfer and Servicing
Agreement -- Representations Concerning the Contracts."

     In addition, with respect to Series 2000-1, the originator will represent and warrant that each of the following is true with respect to the contracts as of the closing date, or where indicated, the cut-off date:

     - The contract, as of the cut-off date, is not more than 60 days delinquent; provided, however, that a contract can be up to 90 days delinquent if the contract principal balance of the contract when aggregated with the contract principal balances of all contracts which are between 61 and 90 days delinquent is less than 2.50% of the initial aggregate contract principal balance;

     - The contract, as of the cut-off date, is not a defaulted contract;

     - The contract, when aggregated with the sum of the contract principal balances of all other contracts relating to a single user or its affiliates, shall not be greater than 1% of the initial aggregate contract principal balance;

     - The contract is not subject to any guaranty by the originator;

     - The contract has not been restructured at any time when the contract was delinquent by more than 60 days;

     - The payments arising under the contract constitute an account, a general intangible or chattel paper which is evidenced by a contract that constitutes chattel paper within the meaning of the relevant provisions of the Uniform Commercial Code of all applicable jurisdictions (other than a contract which is in the form of a loan);

     - The contract is not a municipal contract; and

     - The contract for purposes of the Investment Company Act of 1940, as amended, either (a) is an account receivable representing all or part of the sale price of merchandise, insurance and/or services, or (b) represents a financial asset that converts into cash within a finite period of time.

                            STATISTICAL INFORMATION

     The statistical information presented in this prospectus supplement concerning the contracts reflects those cashflows from March, 2000 and onward related to the portfolio of contracts as of the close of business on January 31, 2000 (the "STATISTICAL CALCULATION DATE"), and has been calculated using an assumed discount rate of 9% per year. The "AGGREGATE CONTRACT PRINCIPAL BALANCE" of the contracts as of the statistical calculation date is $444,821,253.94 using the 9% discount rate. The aggregate contract principal balance of the contracts as of February 29, 2000 is $470,253,515.34 using the 9% discount rate. As of the cut-off date, the total number of contracts in the final pool was 39,646.

     The statistical distribution of the characteristics of the contracts as of the cut-off date using the applicable discount rate may vary somewhat from the statistical distribution of the characteristics of the contracts as of the statistical calculation date as presented in this prospectus supplement, because between January 31, 2000 and February 29, 2000 contracts will have been added to the pool, payments have been made on the contracts and some contracts may be determined not to meet the eligibility requirements for the final pool.

     The variance in the aggregate contract principal balance as of the February 29, 2000 cut-off date is $25,432,261 which is approximately 5.72% greater than the aggregate contract principal balance as of the January 31, 2000 statistical calculation date. Except to the extent the information changes to reflect the increased initial contract principal balance, the material characteristics of the final pool will not vary by more than 5% compared to the characteristics as of the statistical calculation date described in this prospectus supplement. The statistical characterization of the final pool will be filed with the SEC on a current report on form 8-K.

     As used in the tables below, the statistical aggregate contract principal balance is the aggregate of the contract principal balances of the related contracts, calculated as of the January 31, 2000 statistical calculation date using the 9% discount rate. Unless otherwise noted, all calculations of contract principal balances with respect to the contracts and all statistical percentages in this prospectus supplement are measured by the statistical aggregate contract principal balance. Furthermore, in all instances in this prospectus supplement where the statistical discount rate is used to calculate the contract principal balances, the calculation is performed by discounts related to scheduled payments at the same frequency as the payment interval of the related contract.

     The percentages and balances set forth in each of the following tables may not total due to rounding.

     The following is statistical information relating to the contracts calculated as of the statistical calculation date.

                    SUMMARY INFORMATION CONCERNING CONTRACTS
                            (AS OF JANUARY 31, 2000)

Number of Contracts.........................................        37,978
Statistical Aggregate Contract Principal Balance............  $444,821,254
Statistical Average Contract Principal Balance..............  $     11,713
Statistical Minimum Contract Principal Balance..............  $         93
Statistical Maximum Contract Principal Balance..............  $    354,935
Aggregate Original Equipment Cost...........................  $506,343,301
Average Original Equipment Cost.............................  $     13,333
Minimum Original Equipment Cost.............................  $        178
Maximum Original Equipment Cost.............................  $    473,623
Weighted Average Original Term in Months....................            48
Minimum Original Term in Months.............................             5
Maximum Original Term in Months.............................            83
Weighted Average Remaining Term in Months...................            40
Minimum Remaining Term in Months............................             1
Maximum Remaining Term in Months............................            78
Weighted Average Seasoning in Months........................             8
Largest User................................................          0.10%
Loan Contracts..............................................          1.47%

                       DISTRIBUTION OF CONTRACTS BY STATE

                                                                               PERCENTAGE OF
                                        PERCENTAGE OF      STATISTICAL          STATISTICAL        AGGREGATE       PERCENTAGE
                            NUMBER OF     NUMBER OF     AGGREGATE CONTRACT   AGGREGATE CONTRACT    EQUIPMENT      OF ORIGINAL
STATE                       CONTRACTS     CONTRACTS     PRINCIPAL BALANCE    PRINCIPAL BALANCE        COST       EQUIPMENT COST
-----                       ---------   -------------   ------------------   ------------------   ------------   --------------
Alabama...................      463          1.22%         $  4,934,960              1.11%        $  5,649,449         1.12%
Alaska....................       58          0.15               962,655              0.22            1,074,804         0.21
Arizona...................      773          2.04             8,348,138              1.88            9,559,059         1.89
Arkansas..................      194          0.51             2,240,967              0.50            2,554,173         0.50
California................    4,652         12.25            68,256,393             15.34           75,998,675        15.01
Colorado..................      690          1.82             8,412,059              1.89            9,439,289         1.86
Connecticut...............      644          1.70             6,840,587              1.54            7,876,188         1.56
Delaware..................      207          0.55             2,055,422              0.46            2,345,475         0.46
District of Columbia......      214          0.56             2,523,822              0.57            3,083,302         0.61
Florida...................    3,523          9.28            38,401,519              8.63           43,718,263         8.63
Georgia...................    1,164          3.06            13,356,336              3.00           15,125,864         2.99
Hawaii....................       94          0.25             1,207,009              0.27            1,307,165         0.26
Idaho.....................      121          0.32             1,266,654              0.28            1,412,718         0.28
Illinois..................    1,098          2.89            14,395,902              3.24           16,191,952         3.20
Indiana...................      421          1.11             4,733,923              1.06            5,195,378         1.03
Iowa......................      111          0.29             1,626,601              0.37            1,753,502         0.35
Kansas....................      181          0.48             1,773,468              0.40            1,899,821         0.38
Kentucky..................      358          0.94             3,378,280              0.76            3,812,319         0.75
Louisiana.................      159          0.42             1,172,460              0.26            1,336,759         0.26
Maine.....................      140          0.37             1,753,662              0.39            1,905,092         0.38
Maryland..................      988          2.60            11,171,388              2.51           12,969,527         2.56
Massachusetts.............    1,374          3.62            15,776,928              3.55           18,761,265         3.71
Michigan..................      769          2.02             7,736,011              1.74            8,610,043         1.70
Minnesota.................      420          1.11             5,611,513              1.26            6,330,917         1.25
Mississippi...............      176          0.46             1,595,169              0.36            1,762,635         0.35
Missouri..................      447          1.18             4,757,149              1.07            5,350,637         1.06
Montana...................       70          0.18               733,700              0.16              804,246         0.16
Nebraska..................       80          0.21             1,098,442              0.25            1,178,596         0.23
Nevada....................      216          0.57             3,306,492              0.74            3,600,025         0.71
New Hampshire.............      232          0.61             2,780,345              0.63            3,117,563         0.62
New Jersey................    2,667          7.02            31,791,544              7.15           37,099,268         7.33
New Mexico................      259          0.68             2,494,898              0.56            2,780,997         0.55
New York..................    3,180          8.37            37,291,239              8.38           42,885,488         8.47
North Carolina............    1,135          2.99            11,774,432              2.65           13,180,441         2.60
North Dakota..............       32          0.08               440,784              0.10              466,456         0.09
Ohio......................    1,155          3.04            12,356,219              2.78           13,916,829         2.75
Oklahoma..................      306          0.81             3,355,324              0.75            3,778,618         0.75
Oregon....................      373          0.98             4,239,228              0.95            4,702,186         0.93
Pennsylvania..............    2,268          5.97            22,381,814              5.03           25,931,544         5.12
Puerto Rico...............        6          0.02                84,541              0.02               94,612         0.02
Rhode Island..............      357          0.94             3,332,545              0.75            3,918,577         0.77
South Carolina............      396          1.04             4,679,157              1.05            5,387,186         1.06
South Dakota..............       41          0.11               482,521              0.11              529,149         0.10
Tennessee.................      368          0.97             4,814,481              1.08            5,490,196         1.08
Texas.....................    3,030          7.98            34,206,957              7.69           39,661,127         7.83
Utah......................      200          0.53             2,808,008              0.63            3,107,260         0.61
Vermont...................      133          0.35             1,457,943              0.33            1,643,363         0.32
Virgin Islands............        7          0.02                38,602              0.01               49,315         0.01
Virginia..................      991          2.61            11,257,645              2.53           13,260,186         2.62
Washington................      503          1.32             6,757,205              1.52            7,448,380         1.47
West Virginia.............      120          0.32             1,464,807              0.33            1,600,067         0.32
Wisconsin.................      364          0.96             4,585,069              1.03            5,106,493         1.01
Wyoming...................       50          0.13               518,339              0.12              580,858         0.11
                             ------        ------          ------------            ------         ------------       ------
    Total.................   37,978        100.00%         $444,821,254            100.00%        $506,343,301       100.00%
                             ======        ======          ============            ======         ============       ======

            DISTRIBUTION OF CONTRACTS BY CONTRACT PRINCIPAL BALANCE

                                                                                 PERCENTAGE OF                     PERCENTAGE
                                          PERCENTAGE OF      STATISTICAL          STATISTICAL        AGGREGATE     OF ORIGINAL
                              NUMBER OF     NUMBER OF     AGGREGATE CONTRACT   AGGREGATE CONTRACT    EQUIPMENT      EQUIPMENT
CONTRACT PRINCIPAL BALANCE    CONTRACTS     CONTRACTS     PRINCIPAL BALANCE    PRINCIPAL BALANCE        COST          COST
--------------------------    ---------   -------------   ------------------   ------------------   ------------   -----------
$      0.00 to
  $  5,000.00...............   14,554         38.32%         $ 40,318,668              9.06%        $ 52,648,889      10.40%
$  5,000.01 to
  $ 10,000.00...............    9,170         24.15            66,038,146             14.85           78,335,616      15.47
$ 10,000.01 to
  $ 15,000.00...............    5,573         14.67            67,403,179             15.15           76,221,688      15.05
$ 15,000.01 to
  $ 20,000.00...............    2,540          6.69            43,921,389              9.87           49,535,089       9.78
$ 20,000.01 to
  $ 25,000.00...............    1,721          4.53            38,457,348              8.65           43,284,064       8.55
$ 25,000.01 to
  $ 50,000.00...............    3,441          9.06           120,270,157             27.04          132,370,228      26.14
$ 50,000.01 to
  $100,000.00...............      901          2.37            56,663,797             12.74           60,501,418      11.95
$100,000.01 to
  $200,000.00...............       67          0.18             8,898,784              2.00           10,098,087       1.99
$200,000.01 to
  $300,000.00...............        8          0.02             1,859,195              0.42            2,075,006       0.41
Greater than $300,000.00....        3          0.01               990,591              0.22            1,273,216       0.25
                               ------        ------          ------------            ------         ------------     ------
    Total...................   37,978        100.00%         $444,821,254            100.00%        $506,343,301     100.00%
                               ======        ======          ============            ======         ============     ======

              DISTRIBUTION OF CONTRACTS BY ORIGINAL EQUIPMENT COST

                                                                                 PERCENTAGE OF                     PERCENTAGE
                                          PERCENTAGE OF      STATISTICAL          STATISTICAL        AGGREGATE     OF ORIGINAL
                              NUMBER OF     NUMBER OF     AGGREGATE CONTRACT   AGGREGATE CONTRACT    EQUIPMENT      EQUIPMENT
CONTRACT PRINCIPAL BALANCE    CONTRACTS     CONTRACTS     PRINCIPAL BALANCE    PRINCIPAL BALANCE        COST          COST
--------------------------    ---------   -------------   ------------------   ------------------   ------------   -----------
$      0.00 to
  $  5,000.00...............   12,122         31.92%         $ 30,694,304              6.90%        $ 37,284,083       7.36%
$  5,000.01 to
  $ 10,000.00...............    9,729         25.62            60,391,449             13.58           70,659,295      13.95
$ 10,000.01 to
  $ 15,000.00...............    6,112         16.09            66,627,359             14.98           75,096,293      14.83
$ 15,000.01 to
  $ 20,000.00...............    2,861          7.53            43,329,494              9.74           49,489,357       9.77
$ 20,000.01 to
  $ 25,000.00...............    1,882          4.96            37,315,450              8.39           42,227,565       8.34
$ 25,000.01 to
  $ 50,000.00...............    3,971         10.46           124,878,014             28.07          138,826,790      27.42
$ 50,000.01 to
  $100,000.00...............    1,181          3.11            66,362,543             14.92           74,517,073      14.72
$100,000.01 to
  $200,000.00...............      104          0.27            11,575,493              2.60           13,643,986       2.69
$200,000.01 to
  $300,000.00...............       10          0.03             1,929,242              0.43            2,317,362       0.46
Greater than $300,000.00....        6          0.02             1,717,906              0.39            2,281,497       0.45
                               ------        ------          ------------            ------         ------------     ------
    Total...................   37,978        100.00%         $444,821,254            100.00%        $506,343,301     100.00%
                               ======        ======          ============            ======         ============     ======

      DISTRIBUTION OF CONTRACTS BY REMAINING MONTHS TO STATED MATURITY(1)

                                                                                 PERCENTAGE OF                     PERCENTAGE
                                          PERCENTAGE OF      STATISTICAL          STATISTICAL        AGGREGATE     OF ORIGINAL
                              NUMBER OF     NUMBER OF     AGGREGATE CONTRACT   AGGREGATE CONTRACT    EQUIPMENT      EQUIPMENT
CONTRACT PRINCIPAL BALANCE    CONTRACTS     CONTRACTS     PRINCIPAL BALANCE    PRINCIPAL BALANCE        COST          COST
--------------------------    ---------   -------------   ------------------   ------------------   ------------   -----------
 0 to 12....................    1,997          5.26%         $  6,526,053              1.47%        $ 13,548,921       2.68%
13 to 24....................    7,357         19.37            50,375,291             11.32           71,600,373      14.14
25 to 36....................   13,351         35.15           132,607,133             29.81          152,835,702      30.18
37 to 48....................    5,837         15.37            90,573,444             20.36          100,168,839      19.78
49 to 60....................    9,326         24.56           162,082,575             36.44          165,516,743      32.69
61 to 72....................      107          0.28             2,324,119              0.52            2,328,220       0.46
73 to 84....................        3          0.01               332,639              0.07              344,503       0.07
                               ------        ------          ------------            ------         ------------     ------
    Total...................   37,978        100.00%         $444,821,254            100.00%        $506,343,301     100.00%
                               ======        ======          ============            ======         ============     ======

---------------
(1) Remaining payments from February 29, 2000.

                          DISTRIBUTION OF CONTRACTS BY
                             ORIGINAL CONTRACT TERM

                                                                           PERCENTAGE OF                     PERCENTAGE
                                    PERCENTAGE OF      STATISTICAL          STATISTICAL        AGGREGATE     OF ORIGINAL
                        NUMBER OF     NUMBER OF     AGGREGATE CONTRACT   AGGREGATE CONTRACT    EQUIPMENT      EQUIPMENT
ORIGINAL TERM (MONTHS)  CONTRACTS     CONTRACTS     PRINCIPAL BALANCE    PRINCIPAL BALANCE        COST          COST
----------------------  ---------   -------------   ------------------   ------------------   ------------   -----------
 0 to 12..............      809          2.13%         $  2,397,020              0.54%        $  4,570,330       0.90%
13 to 24..............    3,172          8.35            17,270,614              3.88           25,579,585       5.05
25 to 36..............   16,882         44.45           151,073,801             33.96          184,170,055      36.37
37 to 48..............    4,400         11.59            56,047,909             12.60           62,683,036      12.38
49 to 60..............   12,066         31.77           207,843,754             46.73          218,129,307      43.08
61 to 72..............      646          1.70             9,855,517              2.22           10,866,484       2.15
73 to 84..............        3          0.01               332,639              0.07              344,503       0.07
                         ------        ------          ------------            ------         ------------     ------
    Total.............   37,978        100.00%         $444,821,254            100.00%        $506,343,301     100.00%
                         ======        ======          ============            ======         ============     ======

                 DISTRIBUTION OF CONTRACTS BY PAYMENT FREQUENCY

                                                                           PERCENTAGE OF                     PERCENTAGE
                                    PERCENTAGE OF      STATISTICAL          STATISTICAL        AGGREGATE     OF ORIGINAL
                        NUMBER OF     NUMBER OF     AGGREGATE CONTRACT   AGGREGATE CONTRACT    EQUIPMENT      EQUIPMENT
PAYMENT TYPE            CONTRACTS     CONTRACTS     PRINCIPAL BALANCE    PRINCIPAL BALANCE        COST          COST
------------            ---------   -------------   ------------------   ------------------   ------------   -----------
Annual................       32          0.08%         $    204,003              0.05%        $    296,003       0.06%
Monthly...............   37,014         97.46           435,837,739             97.98          496,210,150      98.00
Quarterly.............      628          1.65             3,003,524              0.68            3,696,519       0.73
Semiannual............        7          0.02                38,619              0.01               46,990       0.01
Variable..............      297          0.78             5,737,369              1.29            6,093,638       1.20
                         ------        ------          ------------            ------         ------------     ------
    Total.............   37,978        100.00%         $444,821,254            100.00%        $506,343,301     100.00%
                         ======        ======          ============            ======         ============     ======

                  DISTRIBUTION OF CONTRACTS BY PURCHASE OPTION

                                                                           PERCENTAGE OF                     PERCENTAGE
                                    PERCENTAGE OF      STATISTICAL          STATISTICAL        AGGREGATE     OF ORIGINAL
                        NUMBER OF     NUMBER OF     AGGREGATE CONTRACT   AGGREGATE CONTRACT    EQUIPMENT      EQUIPMENT
PURCHASE OPTION         CONTRACTS     CONTRACTS     PRINCIPAL BALANCE    PRINCIPAL BALANCE        COST          COST
---------------         ---------   -------------   ------------------   ------------------   ------------   -----------
Fair Market Value.....   12,388         32.62%         $124,882,044             28.07%        $154,941,911      30.60%
Nominal Buyout........   13,507         35.57           169,558,378             38.12          184,351,861      36.41
Stated Residual.......    7,418         19.53            84,476,039             18.99           92,796,417      18.33
Other(1)..............    4,665         12.28            65,904,792             14.82           74,253,112      14.66
                         ------        ------          ------------            ------         ------------     ------
    Total.............   37,978        100.00%         $444,821,254            100.00%        $506,343,301     100.00%
                         ======        ======          ============            ======         ============     ======

---------------
(1) "Other" includes loans and contracts in which the issuer will obtain only the right to scheduled payments.

                DISTRIBUTION OF CONTRACTS BY SOURCE OF CONTRACT

                                                                           PERCENTAGE OF                     PERCENTAGE
                                    PERCENTAGE OF      STATISTICAL          STATISTICAL        AGGREGATE     OF ORIGINAL
                        NUMBER OF     NUMBER OF     AGGREGATE CONTRACT   AGGREGATE CONTRACT    EQUIPMENT      EQUIPMENT
SOURCE OF CONTRACT      CONTRACTS     CONTRACTS     PRINCIPAL BALANCE    PRINCIPAL BALANCE        COST          COST
------------------      ---------   -------------   ------------------   ------------------   ------------   -----------
Broker................   14,534         38.27%         $239,800,490             53.91%        $263,060,628      51.95%
Vendor................   23,444         61.73           205,020,764             46.09          243,282,673      48.05
                         ------        ------          ------------            ------         ------------     ------
    Total.............   37,978        100.00%         $444,821,254            100.00%        $506,343,301     100.00%
                         ======        ======          ============            ======         ============     ======

                  DISTRIBUTION OF CONTRACTS BY EQUIPMENT TYPE

                                                                                 PERCENTAGE OF                     PERCENTAGE
                                          PERCENTAGE OF      STATISTICAL          STATISTICAL        AGGREGATE     OF ORIGINAL
                              NUMBER OF     NUMBER OF     AGGREGATE CONTRACT   AGGREGATE CONTRACT    EQUIPMENT      EQUIPMENT
EQUIPMENT DESCRIPTION         CONTRACTS     CONTRACTS     PRINCIPAL BALANCE    PRINCIPAL BALANCE        COST          COST
---------------------         ---------   -------------   ------------------   ------------------   ------------   -----------
Air Compressors.............       70          0.18%         $    903,577              0.20%        $  1,031,913       0.20%
Amusement Equipment.........       88          0.23             1,391,907              0.31            1,506,594       0.30
Automated Teller Machines...    1,669          4.39            18,451,417              4.15           19,128,382       3.78
Automotive Equipment........    1,171          3.08            14,766,642              3.32           15,952,846       3.15
Commercial Fitness
  Equipment.................      207          0.55             3,269,400              0.73            3,584,033       0.71
Commercial/Industrial
  Cleaning..................      492          1.30             4,408,962              0.99            4,760,737       0.94
Communication Equipment.....    5,144         13.54            43,256,479              9.72           48,990,690       9.68
Construction Equipment......      354          0.93             7,079,766              1.59            7,623,814       1.51
Copiers.....................    7,977         21.00            75,097,496             16.88           93,990,902      18.56
Environmental...............      105          0.28             1,766,369              0.40            1,849,659       0.37
Freezer/Refrigerator/
  Restaurant................    1,917          5.05            23,446,145              5.27           25,290,254       4.99
Furniture...................      545          1.44            10,321,558              2.32           11,056,208       2.18
Heavy Machinery.............    1,918          5.05            33,805,620              7.60           37,212,841       7.35
Landscaping Equipment.......      277          0.73             3,291,509              0.74            3,556,561       0.70
Laundry Equipment...........      192          0.51             4,540,859              1.02            4,896,608       0.97
Mailing Machines &
  Equipment.................      711          1.87             7,218,760              1.62            8,485,099       1.68
Measuring Equipment.........       56          0.15               789,706              0.18              823,483       0.16
Medical Equipment...........      639          1.68            12,858,075              2.89           14,722,200       2.91
Microcomputers & Printers...    6,788         17.87            91,817,588             20.64          105,544,095      20.84
Office Equipment............      786          2.07             4,822,569              1.08            5,559,372       1.10
Photography Equipment.......      421          1.11             3,829,929              0.86            4,691,277       0.93
Point of Sale Systems.......      670          1.76             9,798,296              2.20           10,687,204       2.11
Pressure Washers............      127          0.33               687,958              0.15              764,399       0.15
Printing Equipment..........      300          0.79             5,292,252              1.19            5,739,019       1.13
Safes.......................       14          0.04                94,862              0.02              102,994       0.02
Sewing and Embroidery.......      193          0.51             5,390,316              1.21            6,106,512       1.21
Signs/Display...............       79          0.21             1,150,704              0.26            1,254,544       0.25
Software....................      673          1.77            11,309,209              2.54           13,049,390       2.58
Stenograph..................      406          1.07             1,770,408              0.40            1,983,477       0.39
Surveillance System.........    2,685          7.07            24,085,991              5.41           25,682,502       5.07
Vending Equipment...........      561          1.48             7,521,654              1.69            8,908,514       1.76
Water Coolers...............       88          0.23               484,000              0.11              536,190       0.11
Other.......................      655          1.72            10,101,270              2.27           11,270,988       2.23
                               ------        ------          ------------            ------         ------------     ------
    Total...................   37,978        100.00%         $444,821,254            100.00%        $506,343,301     100.00%
                               ======        ======          ============            ======         ============     ======

            SERVICING PORTFOLIO DELINQUENCY AND DEFAULT INFORMATION

     The following delinquency and default information relates to all equipment financing contracts serviced by Advanta Bank Corp. or by Advanta Business Services Corp. for the periods shown. Prior to October 1, 1998, Advanta Business Services Corp. was in the business of originating and servicing equipment leases. As of October 1, 1998 Advanta Bank Corp. assumed the origination of equipment leases. Advanta Business Services continues to service the leases it originated. Advanta Bank Corp. services the leases it originates through a subservicing arrangement with Advanta Business Services. Therefore, the following delinquency and default information, for periods prior to October 1, 1998 relates to the Advanta Business Services servicing portfolio and the information from and after October 1, 1998 combines the servicing portfolios of Advanta Business Services and Advanta Bank Corp.

HISTORICAL DELINQUENCY INFORMATION

     Delinquency information for all equipment financing contracts in the Advanta Bank Corp. and Advanta Business Services servicing portfolios is set forth below.

            HISTORICAL DELINQUENCY EXPERIENCE -- SERVICING PORTFOLIO
                             (DOLLARS IN THOUSANDS)

                                                                    YEAR ENDED
                              ---------------------------------------------------------------------------------------
                               DECEMBER 31,      DECEMBER 31,      DECEMBER 31,      DECEMBER 31,      DECEMBER 31,
                                   1999              1998              1997              1996              1995
                              ---------------   ---------------   ---------------   ---------------   ---------------
Total Receivables
  Balance(1)................  $870,346          $718,418          $674,570          $614,828          $460,224
Number of Days Delinquent
31-60 Days..................  $ 41,212   4.74%  $ 36,522   5.08%  $ 31,226   4.63%  $ 34,521   5.61%  $ 24,481   5.32%
61-90 Days..................    15,244   1.75     14,172   1.97     11,920   1.77      9,705   1.58      5,890   1.28
90 Days+....................    11,475   1.32      9,462   1.32      9,189   1.36      6,702   1.09      4,828   1.05
                              --------   ----   --------   ----   --------   ----   --------   ----   --------   ----
Total Delinquency...........  $ 67,931   7.81%  $ 60,156   8.37%  $ 52,335   7.76%  $ 50,928   8.28%  $ 35,199   7.65%
                              ========   ====   ========   ====   ========   ====   ========   ====   ========   ====

---------------
(1) The "Total Receivables Balance" is equal to the aggregate future scheduled payments owing on the contracts.

     Past performance is not necessarily indicative of future performance. In addition, because the information in this table reflects the entire servicing portfolio and not only those contracts which will secure the Series 2000-1 notes, the results achieved by the Series 2000-1 portfolio may vary from the information presented above and such variance may be material.

HISTORICAL DEFAULT EXPERIENCE

     Loss information for all equipment financing contracts in the Advanta Bank Corp. and Advanta Business Services servicing portfolios is set forth below.

               HISTORICAL LOSS EXPERIENCE -- SERVICING PORTFOLIO
                             (DOLLARS IN THOUSANDS)

                                                                    YEAR ENDED
                                     ------------------------------------------------------------------------
                                     DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                         1999           1998           1997           1996           1995
                                     ------------   ------------   ------------   ------------   ------------
Average Receivables
  Outstanding(1)...................    $800,696       $676,817       $652,607       $551,645       $394,910
Net Losses.........................    $ 25,584       $ 16,217       $ 15,293       $ 10,356       $  6,320
Net Losses as a Percentage of
  Average Receivables..............        3.20%          2.40%          2.34%          1.88%          1.60%

---------------
(1) Equals the arithmetic average of each month's receivable balance within the period specified. The "receivable balance" is equal to the aggregate future payments owing on all equipment financing contracts in the servicer's servicing portfolio.

     Past performance is not necessarily indicative of future performance. In addition, because the information in this table reflects the entire servicing portfolio and not only those contracts which will secure the Series 2000-1 notes, the results achieved by the Series 2000-1 portfolio may vary from the information presented above and such variance may be material.

                            DESCRIPTION OF THE NOTES

GENERAL

     The notes will be issued pursuant to the indenture. The offered notes will be available only in book-entry form. The holders of the notes are those entities registered as the owner of a note or notes on the registration books maintained by the trustee. Unless and until definitive notes are issued under the limited circumstances described in this prospectus supplement or the accompanying prospectus, any references to actions taken by noteholders or holders refer to actions taken by DTC on instruction from its participants, and all references in this prospectus supplement to distributions, notices, reports and statements to noteholders or holders shall refer to distributions, notices, reports and statements to DTC or Cede & Co., as the registered holder of the book-entry notes, as appropriate, for distribution to the ultimate owners of interests in the notes pursuant to DTC procedures.

     The offered notes will be issued in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof, except that one note of each class can be issued in another denomination.

PAYMENT DATES, BUSINESS DAYS AND STATED MATURITY DATE

     Payments of principal and interest on the notes will be made on the 15th day of each month, or if the 15th day is not a business day, the next succeeding business day, beginning on April 17, 2000 (each a "PAYMENT DATE") to record holders on the calendar day immediately prior to each payment date. For any definitive note, the record date is the last day of the immediately preceding calendar month. The indenture defines a "BUSINESS DAY" to be any day except a Saturday, a Sunday or a day on which banks in New York, New York, Salt Lake City, Utah or any other location where the corporate trust office of the trustee is located are authorized or obligated by law, regulation, or executive order to be closed.

     The stated maturity date for the Class A-1 notes will be the payment date in July 2002. The stated maturity date for the Class A-2 notes will be the payment date in May 2003. The stated maturity date for the Class A-3 notes will be the payment date in February 2007. The stated maturity date for the Class B notes will be the payment date in February 2007. The stated maturity date for the Class C notes will be the payment date in February 2007. The stated maturity date for the Class D notes will be the payment date in February 2007. If all payments on the contracts are made as scheduled, final payment with respect to each class of the notes would occur prior to its respective stated maturity date. The issuer expects that the notes of each class will be paid prior to the respective stated maturity date for that class; however time and amount of principal payments may vary from the expected schedule. See "Payment and Yield Considerations" in this prospectus supplement and "Weighted Average Life of the Notes" in the prospectus.

DETERMINATION DATE AND COLLECTION PERIODS

     On the third business day before each payment date, the servicer will determine the amount of payments received on the contracts for the immediately preceding calendar month and which will be available for distribution on the payment date.

INTEREST PAYMENTS

     On each payment date, the interest due on the Class A-1 notes, Class A-2 notes, Class A-3 notes, the Class B notes, the Class C notes and the Class D notes will be the interest that has accrued since the last payment date, or in the case of the April 17, 2000 payment date, since the closing date at the applicable interest rate.

     The applicable interest rate will be applied to the unpaid principal amounts remaining after the principal payments made on the preceding payment date or, with respect to the first payment date, will be applied to the initial principal amounts.

     In each case, the Class A-1 note interest, the Class A-2 note interest, the Class A-3 note interest, the Class B note interest, the Class C note interest and the Class D note interest shall include any interest due on that class on any preceding payment date and not paid plus interest on any overdue amount.

     The interest rates applicable to the classes of notes are as follows:

     - The Class A-1 notes will bear interest at 6.840% per annum.

     - The Class A-2 notes will bear interest at 7.255% per annum.

     - The Class A-3 notes will bear interest at 7.405% per annum.

     - The Class B notes will bear interest at 7.560% per annum.

     - The Class C notes will bear interest at 7.685% per annum.

     - The Class D notes will bear interest at 8.015% per annum.

     The Class E notes will not initially bear interest, however, at the option of the issuer, the Class E notes will begin to bear interest at 10.25 % per annum on any date designated by the issuer. So long as the Class E notes do not bear interest, the amount which would have been paid as interest on the Class E notes will be paid as additional principal. Additional principal which is paid from amounts which would have been available to pay interest on the Class E notes, will be paid pro rata to the Class A, Class B, Class C and Class D notes.

     Interest on the notes will be calculated on the basis of a 360-day year comprised of twelve 30-day months.

PRINCIPAL PAYMENTS

     For any payment date the "MONTHLY PRINCIPAL AMOUNT" will be an amount equal to the difference between (i) the aggregate contract principal balance as of the second calculation date preceding the payment date and (ii) the aggregate contract principal balance as of the calculation date immediately preceding the payment date.

     "OVERDUE PRINCIPAL" means, for any payment date, (i) for the Class A notes, the difference between the Class A monthly principal payment amount and the amount paid in respect of such amount on that payment date, (ii) for the Class B notes, the difference between the Class B monthly principal payment amount and the amount paid in respect of such amount on that payment date, (iii) for the Class C notes, the difference between the Class C monthly principal payment amount and the amount paid in respect of such amount on that payment date, (iv) for the Class D notes, the difference between the Class D monthly principal payment amount and the amount paid in respect of such amount on that payment date and (v) for the Class E notes, the difference between the Class E monthly principal payment amount and the amount paid in respect of such amount on that payment date.

     In addition to the monthly principal amount to be paid to the holders of the notes, additional principal will be paid under the following circumstances and in the following manner:

     - For any payment date, if the Class E notes did not bear interest during the related interest period, the amount of interest which would have been paid to the holders of the Class E notes if they had been interest bearing will be paid as additional principal. Additional principal derived from amounts which would have been paid as interest on the Class E notes will be paid pro rata among the Class A, Class B, Class C and Class D notes.

     - If the principal amount of the Class F interest has been reduced to the Class F floor, then on the first payment date following the date on which the Class F interest is reduced to the Class F floor and for each payment date thereafter, all of the Class F monthly principal payment amount will be reallocated and used as additional principal. Additional principal derived from the reallocated Class F monthly principal payment amount will be paid in reverse sequential order, meaning that additional principal will be paid to the Class D notes until the Class D notes are paid in full, then to the Class C notes until the Class C notes are paid in full, then to the Class B notes until the Class B notes are paid in full, then to the Class A notes until the Class A notes are paid in full, then to the Class E notes until the Class E notes are paid in full and finally to the Class F interest.

     - If the Class D notes are paid in full as a result of the application of additional principal resulting from the reallocation of the Class F monthly principal payment amount, the Class D monthly principal payment amount will be reallocated and paid as additional principal in reverse sequential order to pay the Class C notes until the Class C notes are paid in full, then to the Class B notes until the Class B notes are paid in full and then to the Class A notes until the Class A notes are paid in full. Likewise, if as a result of the application of additional principal, the Class C notes are paid in full, the Class C monthly principal payment amount will be reallocated as additional principal and paid in reverse sequential order to pay the Class B notes until the Class B notes are paid in full, then to the Class A notes until the Class A notes are paid in full and if, as a result of the application of additional principal, the Class B notes are paid in full, then the Class B monthly principal payment amount will be paid as additional principal to the Class A notes until the Class A notes are paid in full. In each case when all senior classes have been retired, all amounts reallocated as additional principal will be used to pay the Class E notes until the Class E notes are paid in full, then will be used to pay the Class F interest until the Class F interest is paid in full and any funds remaining thereafter shall be paid to the issuer.

     Any of the amounts described in the preceding paragraph and subsections thereof which is reallocated to pay principal on any of the notes is "ADDITIONAL PRINCIPAL."

     On each payment date, if sufficient funds are available and if no trigger event has occurred, the monthly principal amount plus an amount, if any, equal to overdue principal, will be paid to the noteholders in the following priority:

          (a) The Class A monthly principal payment amount plus overdue principal on Class A, if any, will be applied sequentially to pay the Class A-1 notes, then the Class A-2 notes and the Class A-3 notes until the Class A principal balance has been reduced to zero. No principal will be paid on the Class A-2 notes and the Class A-3 until the full amount of the Class A-1 notes has been paid and no principal will be paid to the Class A-3 notes until the full amount of the Class A-1 notes and the Class A-2 notes has been paid.

          (b) The Class B monthly principal payment amount plus overdue principal on Class B, if any, will be paid to the Class B notes on each payment date until the Class B principal balance has been reduced to zero.

          (c) The Class C monthly principal payment amount plus overdue principal on Class C, if any, will be paid to the Class C notes on each payment date until the Class C principal balance has been reduced to zero.

          (d) The Class D monthly principal payment amount plus overdue principal on Class D, if any, will be paid to the Class D notes on each payment date until the Class D principal balance has been reduced to zero.

          (e) The Class E monthly principal payment amount plus overdue principal on Class E, if any, will be paid to the Class E notes on each payment date until the Class E principal balance has been reduced to zero.

          (f) The Class F monthly principal payment amount will, so long as the Class F principal amount has not been reduced to the Class F floor, be applied to reduce the Class F principal balance on each payment date until the Class F principal balance has been reduced to zero.

          (g) If the Class F principal balance has been reduced to the Class F floor, then the full amount of the Class F monthly principal payment amount will be reallocated and used to pay additional principal on the notes in reverse sequential order starting with the Class D notes and then paying Class C, Class B and Class A, then Class E and finally Class F.

     The "CLASS A MONTHLY PRINCIPAL PAYMENT AMOUNT" is, for any payment date, the Class A percentage of the monthly principal amount.

     The "CLASS A PERCENTAGE" means a fraction, expressed as a percentage, of
(i) the sum of the initial principal amount of the Class A-1, Class A-2 and Class A-3 notes divided by (ii) the initial aggregate contract principal balance and being approximately 70.0%.

     The "CLASS B MONTHLY PRINCIPAL PAYMENT AMOUNT" is, for any payment date the Class B percentage of the monthly principal amount.

     The "CLASS B PERCENTAGE" means a fraction, expressed as a percentage, of
(i) the initial principal balance of the Class B notes divided by (ii) the initial aggregate contract principal balance and being approximately 6.0%.

     The "CLASS C MONTHLY PRINCIPAL PAYMENT AMOUNT" is, for any payment date, the Class C percentage of the monthly principal amount.

     The "CLASS C PERCENTAGE" means a fraction, expressed as a percentage, of
(i) the initial principal balance of the Class C notes divided by (ii) the initial aggregate contract principal balance and being approximately 4.0%.

     The "CLASS D MONTHLY PRINCIPAL PAYMENT AMOUNT" is, for any payment date, the Class D percentage of the monthly principal amount.

     The "CLASS D PERCENTAGE" means a fraction, expressed as a percentage, of
(i) the initial principal balance of the Class D notes divided by (ii) the initial aggregate contract principal balance and being approximately 2.0%.

     The "CLASS E MONTHLY PRINCIPAL PAYMENT AMOUNT" is, for any payment date, the Class E percentage of the monthly principal amount.

     The "CLASS E PERCENTAGE" means a fraction, expressed as a percentage, of
(i) the initial principal amount of the Class E notes divided by (ii) the initial aggregate contract principal balance and being approximately 5.0%.

     The "CLASS F MONTHLY PRINCIPAL PAYMENT AMOUNT" is, for any payment date, the Class F percentage of the monthly principal amount.

     The "CLASS F PERCENTAGE" means a fraction, expressed as a percentage, of
(i) the initial principal amount of the Class F interest divided by (ii) the initial aggregate contract principal balance and being approximately 13.0%.

     The "CLASS F FLOOR" means that the Class F principal balance has been reduced to or below an amount equal to 2% of the initial aggregate contract principal balance.

     The outstanding Class A-1 note principal balance for any payment date equals the Class A-1 initial principal balance less any principal payments previously made on the Class A-1 notes; the outstanding Class A-2 note principal balance for any payment date equals the Class A-2 initial principal balance less any principal payments previously made on the Class A-2 notes; and the outstanding Class A-3 note principal balance for any payment date equals the Class A-3 initial principal balance less any principal payments previously made on the Class A-3 notes.

     The outstanding Class B note principal balance for any payment date equals the Class B initial principal balance less any principal payments previously made on the Class B notes.

     The outstanding Class C note principal balance for any payment date equals the Class C initial principal balance less any principal payments previously made on the Class C notes.

     The outstanding Class D note principal balance for any payment date equals the Class D initial principal balance less any principal payments previously made on the Class D notes.

     The outstanding Class E note principal balance for any payment date equals the Class E initial principal balance less any principal payments previously made on the Class E notes.

     The outstanding Class F principal balance for any payment date equals the Class F initial principal balance less the sum of the Class F monthly principal payment amounts for all pervious payment dates, whether or not such amounts were paid.

     The outstanding note principal balance for any date is the sum of the Class A-1 note principal balance, the Class A-2 note principal balance, the Class A-3 note principal balance, the Class B note principal balance, the Class C note principal balance, the Class D note principal balance and the Class E note principal balance.

     The "CLASS A-1 INITIAL PRINCIPAL BALANCE" is $181,285,000. The "CLASS A-2 INITIAL PRINCIPAL BALANCE" is $63,269,000. The "CLASS A-3 INITIAL PRINCIPAL BALANCE" is $84,623,000. The "CLASS B INITIAL PRINCIPAL BALANCE" is $28,215,000. The "CLASS C INITIAL PRINCIPAL BALANCE" is $18,810,000. The "CLASS D INITIAL PRINCIPAL BALANCE" is $9,405,000. The "CLASS E INITIAL PRINCIPAL BALANCE" is $23,512,000. The "CLASS F INITIAL PRINCIPAL BALANCE" is $61,134,515.34.

     The "CALCULATION DATE" for a collection period is the close of business on the last day of that collection period.

PAYMENTS DURING A TRIGGER EVENT

     If a Trigger Event occurs as described in this prospectus supplement under "Description of the Notes -- Trigger Events" and has not been cured, then principal of the notes and the Class F interest will no longer be paid as described above, but will be paid sequentially. This means that each month after providing for the payment of trustee's fees and expenses, the servicer advances and the servicer fee and paying interest on the notes, all remaining available funds will be used to pay principal on the notes sequentially in the following order: first to the Class A-1 notes until the Class A-1 notes are paid in full, then to the Class A-2 notes until the Class A-2 notes are paid in full, then to the Class A-3 notes until the Class A-3 notes are paid in full, then to the Class B notes until the Class B notes are paid in full, then to the Class C notes until the Class C notes are paid in full, then to the Class D notes until the Class D notes are paid in full, then to the Class E notes until the Class E notes are paid in full and finally to the Class F interest.

     If a Trigger Event occurs, all amounts in the reserve account will be withdrawn and used to pay principal on the most senior class of notes then outstanding.

     If the Trigger Event is cured, then payment of the monthly principal payment amount to each of the classes based upon the Class A percentage, Class B percentage, Class C percentage, Class D percentage, Class E percentage and Class F percentage will resume.

FLOW OF FUNDS

     The transfer and servicing agreement will require that the trustee establish a collection account and that the servicer deposit to the collection account, any collections or receipts received by the servicer on the contracts, other than any residual receipts and excluded amounts, no later than two business days following the servicer's receipt and identification of such amounts.

     Each calendar month constitutes a "COLLECTION PERIOD."

     Under the terms of the transfer and servicing agreement, "AVAILABLE FUNDS" for a payment date means:

     - amounts collected during the immediately preceding collection period for the contracts and the related security other than residual receipts and other than excluded amounts; the collections include, but are not limited to, scheduled payments, servicer advances, prepayment amounts including deposits made to the collection account as a result of the release of contracts released as a result of a breach of representation and warranties, amounts of security deposits deposited into the collection account to cover user defaults on the related contract, other amounts recovered on a defaulted contract or from casualty or other insurance and investment earnings on each of the accounts; plus

     - amounts transferred from the reserve account for that payment date and deposited in the collection account.

     On each payment date, the trustee will be required to make the following payments from the available funds for that payment date, in the following order of priority, except that, if a Trigger Event has occurred and has not been cured, principal will be paid to the classes sequentially:

     - to the trustee to pay trustee's fees and expenses subject to an annual limit;

     - to the servicer, any servicer advances which the servicer has determined it will not be able to recover;

     - to the servicer, the servicer fee then due;

     - to the holders of the Class A notes, accrued and unpaid Class A note interest for the related interest accrual period, to be applied pro rata to interest due on the Class A-1 notes, Class A-2 notes and Class A-3 notes;

     - to the holders of the Class B notes, accrued and unpaid Class B note interest for the related interest accrual period;

     - to the holders of the Class C notes, accrued and unpaid Class C note interest for the related interest accrual period;

     - to the holders of the Class D notes, accrued and unpaid Class D note interest for the related interest accrual period;

     - to the holders of the Class E notes, accrued and unpaid Class E note interest, if any, for the related interest accrual period; or if the Class E notes did not bear interest during the related interest accrual period, this amount shall become additional principal and be paid pro rata among Class A, Class B, Class C and Class D;

     - from the available funds then remaining in the collection account, the Class A monthly principal payment amount and overdue principal on the Class A notes, if any, to be paid to the Class A-1 noteholders until the Class A-1 principal balance has been reduced to zero, then to the Class A-2 noteholders until the Class A-2 principal balance has been reduced to zero and then to the Class A-3 noteholders until the Class A-3 principal balance has been reduced to zero;

     - until the Class B principal balance has been reduced to zero, to the Class B noteholders, the Class B monthly principal payment amount and overdue principal on the Class B notes, if any;

     - until the Class C principal balance has been reduced to zero, to the Class C noteholders, the Class C monthly principal payment amount and overdue principal on the Class C notes, if any;

     - until the Class D principal balance has been reduced to zero, to the Class D noteholders, the Class D monthly principal payment amount and overdue principal on the Class D notes, if any;

     - until the Class E principal balance has been reduced to zero, to the Class E noteholders, the Class E monthly principal payment amount and overdue principal on the Class E notes, if any;

     - to the reserve account, the amount, if any, needed to maintain the amount in the reserve account at the required reserve amount;

     - until the Class F principal balance has been reduced to the Class F floor, to the issuer as owner of the Class F interest, the Class F monthly principal payment amount;

     - if the Class F principal balance has been reduced to the Class F floor, then the Class F monthly principal payment amount will not be paid to the owner of the Class F interest but, instead, the entire amount will be reallocated and used as additional principal paid first to Class D, then to Class C, then to Class B, then to Class A, then to Class E and then to Class F;

     - to the trustee any fees and expenses not previously paid; and

     - to the issuer, as owner of the pledged assets, any remaining available funds.

SERVICING FEE

     On each payment date, the servicer shall be entitled to receive the servicing fee in respect of the immediately preceding collection period equal to the product of one-twelfth of the servicing fee rate and the aggregate contract principal balance as of the first day of the preceding collection period.

     The servicing fee rate is 1% per annum.

TRUSTEE'S FEES

     The servicer estimates that the monthly trustee's fees and expenses will be approximately $300.00, however, in the event of a servicer default or event of default under the indenture or if under other circumstances the trustee has significantly increased time and expenses related to its duties and responsibilities, the trustee fees and expenses could be much higher.

     The trustee's fees and expenses payable as a first priority from available funds will be limited to $50,000 in any 12 month period; however, to the extent in any 12 month period the actual fees and expenses are less than $50,000, the remaining amount will, on a cumulative basis be used to increase the limit which can be paid as a first priority in the next 12 month period. If a servicer default or event of default occurs, then the limitation or the amount of trustee's fees and expenses which will be paid as a first priority will be increased to $250,000 for any 12 month period. Any amount of trustee's fees and expenses which exceed the aggregate limit in any year will be payable from any remaining available funds prior to the release of funds to the issuer at the end of the flow of funds.

TRIGGER EVENTS

     Upon the occurrence of a trigger event, principal payments will be made sequentially so that all available funds, after paying amounts due to the trustee and the servicer and after paying interest on the notes, will be applied to pay the full principal amount of each class before any amount is used to pay the next class. In such event principal will be paid in full on Class A-1, then Class A-2, then Class A-3, then Class B, then Class C, then Class D, then Class E and, finally, Class F.

     Each of the following is a "TRIGGER EVENT:"

     - Advanta Bank Corp. or an affiliate is no longer the servicer;

     - the Three-Month Delinquency Percentage related to any calculation date is greater than 10.50%;

     - the Cumulative Net Loss Percentage as of any calculation date occurring during the following periods exceeds the Loss Trigger Level Percentage set forth below:

                                                                LOSS TRIGGER
PERIOD                                                        LEVEL PERCENTAGE
------                                                        ----------------
First collection period through the twelfth collection
  period....................................................        4.50%
Thirteenth collection period through the twenty-fourth
  collection period.........................................        6.00%
Twenty-fifth collection period and thereafter...............        7.25%

     Notwithstanding the foregoing: (i) if the trigger event relating to the Three-Month Delinquency Percentage has occurred, it may be cured if the Three-Month Delinquency Percentage for any subsequent collection period is less than or equal to 10.50% and (ii) if the trigger event relating to the Cumulative Net Loss Percentage has occurred, it may be cured if the Cumulative Net Loss Percentage, although it exceeds the "Loss Trigger Level Percentage" in a prior period, is less than or equal to the "Loss Trigger Level Percentage" in a subsequent period.

     "THREE-MONTH DELINQUENCY PERCENTAGE" means, for any payment date commencing with the third payment date, the percentage equivalent of a fraction, (a) the numerator of which is the sum of the Monthly Delinquency Percentage for that payment date and for each of the two immediately preceding payment dates and (b) the denominator of which is three.

     "MONTHLY DELINQUENCY PERCENTAGE" means, for any payment date, the percentage equivalent of a fraction (a) the numerator of which is the aggregate contract principal balance on all contracts which are 31 or more days delinquent, determined as of the related calculation date and (b) the denominator of which is the aggregate contract principal balance as of the related calculation date.

     "CUMULATIVE NET LOSS PERCENTAGE" means, with respect to each collection period, the percentage equivalent of a fraction, the numerator of which is the excess of (x) the aggregate amount of the contract principal balance immediately prior to a contract's classification as a defaulted contract of all contracts which became defaulted contracts during all prior collection periods including such collection period over (y) the aggregate amount of all recoveries related to those defaulted contracts and the denominator of which is the initial aggregate contract principal balance.

OPTIONAL REDEMPTION

     The servicer will have the option to direct the redemption of all, but not less than all, of the notes of all classes and the Class F interest on any payment date on which the aggregate contract principal balance as of the relevant calculation date is less than or equal to 10% of the initial aggregate contract principal balance. When funds are deposited to cover a redemption, the trustee will pay the outstanding principal balances of the notes that were called for redemption and the remaining Class F interest and all accrued and unpaid interest by the payment date set for redemption.

SUBORDINATION PROVISIONS

     Credit enhancement for Class A noteholders is provided by the subordination of the Class B notes, the Class C notes, the Class D notes, the Class E notes and the Class F interest and by the reserve account.

     The cash flow and subordination provisions of the indenture provide that available funds on each payment date will be used to fund payments to the noteholders and the issuer as holder of the Class F interest and to repay servicer advances and to pay the fees and expenses of the trustee and the servicer with (i) interest on the Class E notes, if any, being paid only after the interest on the Class A, Class B, Class C and Class D notes, (ii) interest on the Class D notes being paid only after the interest on the Class A, Class B and Class C notes, (iii) interest on the Class C notes being paid only after interest on the Class A and the Class B notes, (iv) interest on the Class B notes being paid only after interest on the Class A notes, (v) the Class F monthly principal payment amount being paid in each month only after the Class E monthly principal payment amount, the Class D monthly principal payment amount, the Class C monthly principal payment amount, the Class B monthly principal payment amount and the Class A monthly principal payment amount, (vi) the Class E monthly principal payment amount being paid in each month only after the Class D monthly principal payment amount, the Class C monthly principal payment amount, the Class B monthly principal payment amount and the Class A monthly principal payment amount, (vii) the Class D monthly principal payment amount being paid in each month only after the Class C monthly principal payment amount, the Class B monthly principal payment amount and the Class A monthly principal payment amount, (viii) the Class C monthly principal payment amount being paid in each month only after the Class B monthly principal payment amount and the Class A monthly principal payment amount and (ix) the Class B monthly principal payment amount being paid in each month only after the Class A monthly principal payment amount.

RESERVE ACCOUNT

     The noteholders will have the benefit of funds on deposit in an account called the "RESERVE ACCOUNT" to the extent that, on any payment date, there is a shortfall in the amount available to repay the servicer advances and to pay the trustee's fees and expenses (up to the limitation), to pay the servicer fee or to make interest and principal payments on the notes. The reserve account will not be available to make up shortfalls in payments on the Class F interest. The reserve account will be funded by an initial deposit of $4,702,535.15 which amount is equal to 1% of the initial aggregate contract principal balance.

     After the initial deposit, additional deposits will be made to the reserve account on each payment date, if the amount on deposit in the reserve account is less than the required reserve amount and if funds are available to make the deposit. See "Flow of Funds" in this prospectus supplement.

     The "REQUIRED RESERVE AMOUNT" is the lesser of 1% of the initial aggregate contract principal balance and 100% of the outstanding principal amount of the notes (not including the Class F interest).

     Amounts on deposit in the reserve account in excess of the required reserve amount will be disbursed to the issuer in accordance with the provisions of the indenture.

     Amounts on deposit in the reserve account on any payment date shall be withdrawn therefrom and transferred to the collection account if the available funds (exclusive of the amounts transferred from the reserve account) for that payment date are insufficient to fund in full the items described above under "-- Flow of Funds" which items are of a higher priority than the funding of the reserve account.

     If a trigger event occurs, amounts in the reserve account will be withdrawn and used to pay the most senior class or classes of notes outstanding.

REPORTS TO NOTEHOLDERS

     On each payment date, the trustee will forward to the rating agencies and, with each payment to the noteholders, a statement prepared by the servicer setting forth the following information (per $1,000 of initial note principal amount for (a) and (b) below):

          (a) The amount of the payment allocable to the Class A monthly principal payment amount, the Class B monthly principal payment amount, the Class C monthly principal payment amount, Class D monthly principal payment amount, the Class E monthly principal payment amount and the Class F monthly principal payment amount, as applicable;

          (b) The amount of the payment allocable to that noteholder's portion of Class A note interest, Class B note interest, Class C note interest, Class D note interest and, if any, the Class E note interest;

          (c) The aggregate amount of fees and compensation received by the servicer and by the trustee pursuant to the indenture for the collection period;

          (d) The Class A-1 note principal balance, the Class A-2 note principal balance, the Class A-3 note principal balance, the Class B note principal balance, the Class C note principal balance, the Class D note principal balance, the Class E note principal balance, the Class F principal balance, the Class A-1 Note Factor, the Class A-2 Note Factor, the Class A-3 Note Factor, the Class B Note Factor, the Class C Note Factor, the Class D Note Factor, the Class E note Note Factor, the Class F Note Factor, the aggregate contract principal balance and the Collateral Factor, after taking into account all distributions made on that payment date;

          (e) The total unreimbursed servicer advances with respect to the related collection period;

          (f) The aggregate contract principal balance for all contracts that became defaulted contracts during the related collection period, calculated immediately prior to the time the contracts became defaulted contracts;

          (g) The amount on deposit in the reserve account;

          (h) 31-60, 61-90 and greater than 90 days delinquencies as of the end of the related collection period;

          (i) Amounts received during the related collection period as payments for contracts repurchased by Advanta Bank Corp. as a result of breaches of representations and warranties; and

          (j) The calculation as of such payment date of the Cumulative Net Loss Percentage, the Three-Month Delinquency Percentage and the Monthly Delinquency Percentage.

     The "CLASS A-1 NOTE FACTOR" is the seven digit decimal number that the servicer will compute or cause to be computed for each collection period and will make available on the related determination date representing the ratio of
(x) the Class A-1 note principal balance which will be outstanding on the next payment date, after taking into account all distributions to be made on that payment date to (y) the Class A-1 initial principal balance.

     The "CLASS A-2 NOTE FACTOR" is the seven digit decimal number that the servicer will compute or cause to be computed for each collection period and will make available on the related determination date representing the ratio of
(x) the Class A-2 note principal balance which will be outstanding on the next payment date, after taking into account all distributions and to be made on that payment date to (y) the Class A-2 initial principal balance.

     The "CLASS A-3 NOTE FACTOR" is the seven digit decimal number that the servicer will compute or cause to be computed for each collection period and will make available on the related determination date representing the ratio of
(x) the Class A-3 note principal balance which will be outstanding on the next payment date, after taking into account all distributions to be made on that payment date to (y) the Class A-3 initial principal balance.

     The "CLASS B NOTE FACTOR" is the seven digit decimal number that the servicer will compute or cause to be computed for each collection period and will make available on the related determination date representing the ratio of
(x) the Class B note principal balance which will be outstanding on the next payment date, after taking into account all distributions to be made on that payment date to (y) the Class B initial principal balance.

     The "CLASS C NOTE FACTOR" is the seven digit decimal number that the servicer will compute or cause to be computed for each collection period and will make available on the related determination date representing the ratio of
(x) the Class C note principal balance which will be outstanding on the next payment date, after taking into account all distributions to be made on that payment date to (y) the Class C initial principal balance.

     The "CLASS D NOTE FACTOR" is the seven digit decimal number that the servicer will compute or cause to be computed for each collection period and will make available on the related determination date representing the ratio of
(x) the Class D note principal balance which will be outstanding on the next payment date, after taking into account all distributions to be made on that payment date to (y) the Class D initial principal balance.

     The "CLASS E NOTE FACTOR" is the seven digit decimal number that the servicer will compute or cause to be computed for each collection period and will make available on the related determination date representing the ratio of
(x) the Class E note principal balance which will be outstanding on the next payment date, after taking into account all distributions to be made on that payment date to (y) the Class E initial principal balance.

     The "CLASS F FACTOR" is the seven digit decimal number that the servicer will compute or cause to be computed for each collection period and will make available on the related determination date representing the ratio of (x) the Class F principal balance which will be outstanding on the next payment date, after taking into account all distributions to be made on that payment date to
(y) the Class F initial principal balance.

     The "COLLATERAL FACTOR" is the seven digit decimal number that the servicer will compute or cause to be computed for each collection period and will make available on the related determination date representing the ratio of (x) the aggregate contract principal balance as of the immediately preceding calculation date to (y) the initial aggregate contract principal balance.

     In addition, by January 31, of each calendar year following any year during which the notes are outstanding, commencing in January 2001, the trustee will furnish to each noteholder of record at any time during the preceding calendar year, information as to the aggregate of amounts reported pursuant to items (a) and (b) above for the preceding calendar year to enable noteholders to prepare their federal income tax returns.

PAYMENTS SUBSEQUENT TO AN EVENT OF DEFAULT

     Subsequent to an event of default and following any acceleration of the notes pursuant to the indenture, any moneys that may then be held or thereafter received by the trustee shall be applied in the following order of priority:

          FIRST, to the trustee, subject to a limit of $250,000 accumulating during any 12 month period, for the payment of all fees, costs and expenses including conversion costs due to the trustee, including the reasonable fees and expenses of any counsel to the trustee;

          SECOND, to the payment of all accrued and unpaid interest on the outstanding Class A-1 notes, Class A-2 notes and, Class A-3 notes in equal proportion to their interests to the date of payment and, to the extent permitted by applicable law, interest on any overdue interest the date of payment thereof at the Class A-1 interest rate, the Class A-2 interest rate and the Class A-3 interest rate, respectively;

          THIRD, to the payment of the outstanding principal balance of the Class A notes pro rata among Class A-1, Class A-2 and Class A-3 notes until the balance is reduced to zero;

          FOURTH, to the payment of all accrued and unpaid interest on the outstanding Class B notes to the date of payment thereof and, to the extent permitted by applicable law, interest on any overdue interest to the date of payment thereof at the Class B interest rate;

          FIFTH, to the payment of the outstanding principal balance of the Class B notes until the balance is reduced to zero;

          SIXTH, to the payment of all accrued and unpaid interest on the outstanding Class C notes to the date of payment thereof and, to the extent permitted by applicable law, interest on any overdue interest to the date of payment thereof at the Class C interest rate;

          SEVENTH, to the payment of the outstanding principal balance of the Class C notes until the balance is reduced to zero;

          EIGHT, to the payment of all accrued and unpaid interest on the outstanding Class D notes to the date of payment thereof and, to the extent permitted by applicable law, interest on any overdue interest to the date of payment thereof at the Class D interest rate;

          NINTH, to the payment of the outstanding principal balance of the Class D notes until the balance is reduced to zero;

          TENTH, to the payment of all accrued and unpaid interest on the outstanding Class E notes to the date of payment thereof and, to the extent permitted by applicable law, interest on any overdue interest to the date of payment thereof at the Class E interest rate;

          ELEVENTH, to the payment of the outstanding principal balance of the Class E notes until the balance is reduced to zero;

          TWELFTH, to the payment of the outstanding principal balance of the Class F interest until the balance is reduced to zero;

          THIRTEENTH, to pay any remaining fees and expenses of the trustee; and

          FINALLY, to the issuer.

                      PREPAYMENT AND YIELD CONSIDERATIONS

     The rate of principal payments on the notes will be directly related to the rate of principal payments on the underlying contracts. If purchased at a price other than par, the yield to maturity will also be affected by the rate of principal payments. The principal payments on the contracts may be in the form of scheduled principal payments or liquidations due to default, casualty and the like. Any of these payments will result in distributions to noteholders of amounts which would otherwise have been distributed over the remaining term of the contracts. Generally, the rate of payments may be influenced by a number of other factors, including general economic conditions. The rate of payment of principal may also be affected by any removal of the contracts from the pool and the deposit of the related amount, which is at least equal to the prepayment amount, into the collection account.

     The leases do not allow prepayment at the option of the user. The servicer may, however, allow prepayments of leases. No prepayment of a contract that is a lease will be allowed in an amount less than the prepayment amount. See "Weighted Average Life of the Notes" in the accompanying Prospectus.

     The effective yield to noteholders will depend upon, among other things, the price at which the notes are purchased, and the amount of and rate at which principal, including both scheduled and nonscheduled payments thereof, is paid to the noteholders. See "Weighted Average Life of the Notes" in the accompanying prospectus.

     The following chart sets forth the percentage of the initial principal balance of the Class A-1, Class A-2, Class A-3, Class B, Class C, Class D notes, Class E notes and the Class F interest which would be outstanding on the payment dates set forth below assuming a CPR of 0%, 3%, 6% and 9% and were calculated using the discount rate of 9%. The charts were calculated assuming no losses related to the contracts. This information is hypothetical and is set forth for illustrative purposes only.

     This information is based upon assumptions which may or may not be accurate. Actual payment experience may vary significantly from the following tables.

     The conditional payment rate or "CPR" assumes that a fraction of the aggregate contract principal balance is prepaid on each calculation date, which implies that each contract is equally likely to prepay. This fraction, expressed as a percentage, is annualized to arrive at the CPR for the contract pool. The CPR equals the monthly prepayments divided by the previous month's outstanding discounted present value of the contracts minus the payment of all scheduled payments on the contracts during that collection period. The CPR further assumes that all contracts are the same size and amortize at the same rate and that each contract will be either paid as scheduled or prepaid in full. The amounts set forth below are based upon the timely receipt of scheduled payments as of the statistical calculation date, assumes that the issuer exercises its option to redeem the notes when the aggregate contract principal balance amortizes to less than 10% of the initial aggregate contract principal balance and assumes the closing date is March 29, 2000 and the first payment date is April 17, 2000.

                            PERCENTAGE OF THE INITIAL PRINCIPAL     PERCENTAGE OF THE INITIAL PRINCIPAL
                              BALANCE OF THE CLASS A-1 NOTES          BALANCE OF THE CLASS A-2 NOTES
                           -------------------------------------   -------------------------------------
                                            CPR                                     CPR
                           -------------------------------------   -------------------------------------
PAYMENT DATE                0.00%     3.00%     6.00%     9.00%     0.00%     3.00%     6.00%     9.00%
------------               -------   -------   -------   -------   -------   -------   -------   -------
Initial Balance..........  100.00%   100.00%   100.00%   100.00%   100.00%   100.00%   100.00%   100.00%
15-Apr-00................   95.45     95.00     94.54     94.07    100.00    100.00    100.00    100.00
15-May-00................   90.89     90.01     89.12     88.20    100.00    100.00    100.00    100.00
15-Jun-00................   86.28     85.01     83.70     82.37    100.00    100.00    100.00    100.00
15-Jul-00................   81.66     80.02     78.33     76.61    100.00    100.00    100.00    100.00
15-Aug-00................   77.05     75.05     73.01     70.93    100.00    100.00    100.00    100.00

                            PERCENTAGE OF THE INITIAL PRINCIPAL     PERCENTAGE OF THE INITIAL PRINCIPAL
                              BALANCE OF THE CLASS A-1 NOTES          BALANCE OF THE CLASS A-2 NOTES
                           -------------------------------------   -------------------------------------
                                            CPR                                     CPR
                           -------------------------------------   -------------------------------------
PAYMENT DATE                0.00%     3.00%     6.00%     9.00%     0.00%     3.00%     6.00%     9.00%
------------               -------   -------   -------   -------   -------   -------   -------   -------
15-Sep-00................   72.38     70.06     67.69     65.29    100.00    100.00    100.00    100.00
15-Oct-00................   67.72     65.09     62.43     59.73    100.00    100.00    100.00    100.00
15-Nov-00................   63.06     60.16     57.22     54.25    100.00    100.00    100.00    100.00
15-Dec-00................   58.39     55.22     52.04     48.83    100.00    100.00    100.00    100.00
15-Jan-01................   53.73     50.34     46.93     43.50    100.00    100.00    100.00    100.00
15-Feb-01................   49.10     45.50     41.89     38.28    100.00    100.00    100.00    100.00
15-Mar-01................   44.46     40.68     36.90     33.11    100.00    100.00    100.00    100.00
15-Apr-01................   39.83     35.89     31.96     28.04    100.00    100.00    100.00    100.00
15-May-01................   35.22     31.14     27.08     23.05    100.00    100.00    100.00    100.00
15-Jun-01................   30.59     26.40     22.24     18.11    100.00    100.00    100.00    100.00
15-Jul-01................   25.97     21.69     17.45     13.26    100.00    100.00    100.00    100.00
15-Aug-01................   21.36     17.01     12.72      8.49    100.00    100.00    100.00    100.00
15-Sep-01................   16.73     12.34      8.02      3.76    100.00    100.00    100.00    100.00
15-Oct-01................   12.13      7.72      3.39      0.00    100.00    100.00    100.00     97.51
15-Nov-01................    7.57      3.15      0.00      0.00    100.00    100.00     96.65     84.53
15-Dec-01................    3.06      0.00      0.00      0.00    100.00     96.19     83.89     71.88
15-Jan-02................    0.00      0.00      0.00      0.00     96.16     83.67     71.51     59.66
15-Feb-02................    0.00      0.00      0.00      0.00     83.90     71.56     59.56     47.91
15-Mar-02................    0.00      0.00      0.00      0.00     72.04     59.88     48.09     36.66
15-Apr-02................    0.00      0.00      0.00      0.00     60.59     48.64     37.08     25.92
15-May-02................    0.00      0.00      0.00      0.00     49.56     37.85     26.56     15.68
15-Jun-02................    0.00      0.00      0.00      0.00     38.92     27.48     16.48      5.90
15-Jul-02................    0.00      0.00      0.00      0.00     28.69     17.54      6.85      0.00
15-Aug-02................    0.00      0.00      0.00      0.00     18.90      8.06      0.00      0.00
15-Sep-02................    0.00      0.00      0.00      0.00      9.51      0.00      0.00      0.00
15-Oct-02................    0.00      0.00      0.00      0.00      0.57      0.00      0.00      0.00
15-Nov-02................    0.00      0.00      0.00      0.00      0.00      0.00      0.00      0.00
Weighted Average Life(1)
  to Call (in years).....    0.90      0.85      0.80      0.75      2.18      2.09      2.00      1.92
Weighted Average Life(1)
  to Maturity (in
  years).................    0.90      0.85      0.80      0.75      2.18      2.09      2.00      1.92

---------------
(1) The weighted average life of a Class A-1 note or Class A-2 note is determined by (a) multiplying the amount of cash distributions in reduction of the outstanding principal amount of such class of notes by the number of years from the closing date to the relevant payment date, (b) adding the results and (c) dividing the sum by the initial principal amount of the applicable class.

                            PERCENTAGE OF THE INITIAL PRINCIPAL     PERCENTAGE OF THE INITIAL PRINCIPAL
                              BALANCE OF THE CLASS A-3 NOTES           BALANCE OF THE CLASS B NOTES
                           -------------------------------------   -------------------------------------
                                            CPR                                     CPR
                           -------------------------------------   -------------------------------------
PAYMENT DATE                0.00%     3.00%     6.00%     9.00%     0.00%     3.00%     6.00%     9.00%
------------               -------   -------   -------   -------   -------   -------   -------   -------
Initial Balance..........  100.00%   100.00%   100.00%   100.00%   100.00%   100.00%   100.00%   100.00%
15-Apr-00................  100.00    100.00    100.00    100.00     97.50     97.25     96.99     96.73
15-May-00................  100.00    100.00    100.00    100.00     94.98     94.50     94.01     93.50
15-Jun-00................  100.00    100.00    100.00    100.00     92.44     91.74     91.02     90.29
15-Jul-00................  100.00    100.00    100.00    100.00     89.90     88.99     88.07     87.12
15-Aug-00................  100.00    100.00    100.00    100.00     87.36     86.26     85.14     83.99

                            PERCENTAGE OF THE INITIAL PRINCIPAL     PERCENTAGE OF THE INITIAL PRINCIPAL
                              BALANCE OF THE CLASS A-3 NOTES           BALANCE OF THE CLASS B NOTES
                           -------------------------------------   -------------------------------------
                                            CPR                                     CPR
                           -------------------------------------   -------------------------------------
PAYMENT DATE                0.00%     3.00%     6.00%     9.00%     0.00%     3.00%     6.00%     9.00%
------------               -------   -------   -------   -------   -------   -------   -------   -------
15-Sep-00................  100.00    100.00    100.00    100.00     84.79     83.51     82.21     80.89
15-Oct-00................  100.00    100.00    100.00    100.00     82.22     80.78     79.31     77.82
15-Nov-00................  100.00    100.00    100.00    100.00     79.66     78.06     76.44     74.80
15-Dec-00................  100.00    100.00    100.00    100.00     77.08     75.34     73.59     71.82
15-Jan-01................  100.00    100.00    100.00    100.00     74.52     72.65     70.77     68.88
15-Feb-01................  100.00    100.00    100.00    100.00     71.97     69.99     68.00     66.01
15-Mar-01................  100.00    100.00    100.00    100.00     69.41     67.33     65.25     63.16
15-Apr-01................  100.00    100.00    100.00    100.00     66.87     64.69     62.53     60.37
15-May-01................  100.00    100.00    100.00    100.00     64.32     62.08     59.84     57.62
15-Jun-01................  100.00    100.00    100.00    100.00     61.77     59.47     57.18     54.90
15-Jul-01................  100.00    100.00    100.00    100.00     59.23     56.87     54.54     52.23
15-Aug-01................  100.00    100.00    100.00    100.00     56.69     54.30     51.93     49.60
15-Sep-01................  100.00    100.00    100.00    100.00     54.14     51.72     49.34     47.00
15-Oct-01................  100.00    100.00    100.00    100.00     51.61     49.18     46.79     44.45
15-Nov-01................  100.00    100.00    100.00    100.00     49.10     46.67     44.28     41.95
15-Dec-01................  100.00    100.00    100.00    100.00     46.62     44.20     41.83     39.52
15-Jan-02................  100.00    100.00    100.00    100.00     44.19     41.79     39.45     37.17
15-Feb-02................  100.00    100.00    100.00    100.00     41.83     39.46     37.16     34.92
15-Mar-02................  100.00    100.00    100.00    100.00     39.55     37.22     34.95     32.75
15-Apr-02................  100.00    100.00    100.00    100.00     37.35     35.06     32.84     30.69
15-May-02................  100.00    100.00    100.00    100.00     35.23     32.98     30.81     28.72
15-Jun-02................  100.00    100.00    100.00    100.00     33.19     30.99     28.87     26.84
15-Jul-02................  100.00    100.00    100.00     97.46     31.22     29.08     27.02     25.05
15-Aug-02................  100.00    100.00     98.28     90.87     29.34     27.26     25.26     23.36
15-Sep-02................  100.00     99.25     91.76     84.61     27.53     25.52     23.59     21.75
15-Oct-02................  100.00     92.83     85.59     78.71     25.82     23.86     22.00     20.23
15-Nov-02................   94.11     86.77     79.79     73.18     24.19     22.31     20.51     18.81
15-Dec-02................   88.12     81.04     74.33     67.99     22.65     20.83     19.11     17.48
15-Jan-03................   82.52     75.69     69.25     63.17     21.21     19.46     17.80     16.24
15-Feb-03................   77.25     70.68     64.49     58.67     19.86     18.17     16.58     15.08
15-Mar-03................   72.27     65.96     60.03     54.46     18.58     16.96     15.43     14.00
15-Apr-03................   67.46     61.42     55.75     50.44     17.34     15.79     14.33     12.97
15-May-03................   62.71     56.94     51.55     46.52     16.12     14.64     13.25     11.96
15-Jun-03................   58.00     52.54     47.44     42.69     14.91     13.51     12.20     10.97
15-Jul-03................   53.36     48.21     43.42     38.97     13.72     12.39     11.16      8.41
15-Aug-03................   48.76     43.94     39.47     35.33     12.54     11.30      8.95      4.51
15-Sep-03................   44.21     39.74     35.60     31.78     11.37      9.24      4.80      0.71
15-Oct-03................   39.75     35.64     31.85     27.36      9.25      4.84      0.78      0.00
15-Nov-03................   35.40     31.66     27.18     22.89      4.59      0.58      0.00      0.00
15-Dec-03................   31.23     26.70     22.50     18.65      0.12      0.00      0.00      0.00
15-Jan-04................   25.87     21.80     18.06     14.65      0.00      0.00      0.00      0.00
15-Feb-04................   20.82     17.22     13.94     10.95      0.00      0.00      0.00      0.00
15-Mar-04................   16.12     12.99     10.15      7.56      0.00      0.00      0.00      0.00
15-Apr-04................   11.80      9.12      6.68      4.48      0.00      0.00      0.00      0.00
15-May-04................    7.86      5.60      3.55      1.69      0.00      0.00      0.00      0.00

                            PERCENTAGE OF THE INITIAL PRINCIPAL     PERCENTAGE OF THE INITIAL PRINCIPAL
                              BALANCE OF THE CLASS A-3 NOTES           BALANCE OF THE CLASS B NOTES
                           -------------------------------------   -------------------------------------
                                            CPR                                     CPR
                           -------------------------------------   -------------------------------------
PAYMENT DATE                0.00%     3.00%     6.00%     9.00%     0.00%     3.00%     6.00%     9.00%
------------               -------   -------   -------   -------   -------   -------   -------   -------
15-Jun-04................    4.25      2.38      0.70      0.00      0.00      0.00      0.00      0.00
15-Jul-04................    1.02      0.00      0.00      0.00      0.00      0.00      0.00      0.00
15-Aug-04................    0.00      0.00      0.00      0.00      0.00      0.00      0.00      0.00
Weighted Average Life(1)
  to Call (in years).....    3.28      3.19      3.10      3.00      1.76      1.69      1.62      1.55
Weighted Average Life(1)
  to Maturity (in
  years).................    3.41      3.33      3.24      3.15      1.76      1.69      1.62      1.56

---------------
(1) The weighted average life of a Class A-3 note or a Class B note is determined by (a) multiplying the amount of cash distributions in reduction of the outstanding principal amount of such class of notes by the number of years from the closing date to the relevant payment date, (b) adding the results and (c) dividing the sum by the initial principal amount of the applicable class.

                            PERCENTAGE OF THE INITIAL PRINCIPAL     PERCENTAGE OF THE INITIAL PRINCIPAL
                               BALANCE OF THE CLASS C NOTES            BALANCE OF THE CLASS D NOTES
                           -------------------------------------   -------------------------------------
                                            CPR                                     CPR
                           -------------------------------------   -------------------------------------
PAYMENT DATE                0.00%     3.00%     6.00%     9.00%     0.00%     3.00%     6.00%     9.00%
------------               -------   -------   -------   -------   -------   -------   -------   -------
Initial Balance..........  100.00%   100.00%   100.00%   100.00%   100.00%   100.00%   100.00%   100.00%
15-Apr-00................   97.50     97.25     96.99     96.73     97.50     97.25     96.99     96.73
15-May-00................   94.98     94.50     94.01     93.50     94.98     94.50     94.01     93.50
15-Jun-00................   92.44     91.74     91.02     90.29     92.44     91.74     91.02     90.29
15-Jul-00................   89.90     88.99     88.07     87.12     89.90     88.99     88.07     87.12
15-Aug-00................   87.36     86.26     85.14     83.99     87.36     86.26     85.14     83.99
15-Sep-00................   84.79     83.51     82.21     80.89     84.79     83.51     82.21     80.89
15-Oct-00................   82.22     80.78     79.31     77.82     82.22     80.78     79.31     77.82
15-Nov-00................   79.66     78.06     76.44     74.80     79.66     78.06     76.44     74.80
15-Dec-00................   77.08     75.34     73.59     71.82     77.08     75.34     73.59     71.82
15-Jan-01................   74.52     72.65     70.77     68.88     74.52     72.65     70.77     68.88
15-Feb-01................   71.97     69.99     68.00     66.01     71.97     69.99     68.00     66.01
15-Mar-01................   69.41     67.33     65.25     63.16     69.41     67.33     65.25     63.16
15-Apr-01................   66.87     64.69     62.53     60.37     66.87     64.69     62.53     60.37
15-May-01................   64.32     62.08     59.84     57.62     64.32     62.08     59.84     57.62
15-Jun-01................   61.77     59.47     57.18     54.90     61.77     59.47     57.18     54.90
15-Jul-01................   59.23     56.87     54.54     52.23     59.23     56.87     54.54     52.23
15-Aug-01................   56.69     54.30     51.93     49.60     56.69     54.30     51.93     49.60
15-Sep-01................   54.14     51.72     49.34     47.00     54.14     51.72     49.34     47.00
15-Oct-01................   51.61     49.18     46.79     44.45     51.61     49.18     46.79     44.45
15-Nov-01................   49.10     46.67     44.28     41.95     49.10     46.67     44.28     41.95
15-Dec-01................   46.62     44.20     41.83     39.52     46.62     44.20     41.83     39.52
15-Jan-02................   44.19     41.79     39.45     37.17     44.19     41.79     39.45     37.17
15-Feb-02................   41.83     39.46     37.16     34.92     41.83     39.46     37.16     34.92
15-Mar-02................   39.55     37.22     34.95     32.75     39.55     37.22     34.95     32.75
15-Apr-02................   37.35     35.06     32.84     30.69     37.35     35.06     32.84     30.69
15-May-02................   35.23     32.98     30.81     28.72     35.23     32.98     30.81     28.72
15-Jun-02................   33.19     30.99     28.87     26.84     33.19     30.99     28.87     26.84
15-Jul-02................   31.22     29.08     27.02     25.05     31.22     29.08     27.02     25.05
15-Aug-02................   29.34     27.26     25.26     23.36     29.34     27.26     25.26     23.36

                            PERCENTAGE OF THE INITIAL PRINCIPAL     PERCENTAGE OF THE INITIAL PRINCIPAL
                               BALANCE OF THE CLASS C NOTES            BALANCE OF THE CLASS D NOTES
                           -------------------------------------   -------------------------------------
                                            CPR                                     CPR
                           -------------------------------------   -------------------------------------
PAYMENT DATE                0.00%     3.00%     6.00%     9.00%     0.00%     3.00%     6.00%     9.00%
------------               -------   -------   -------   -------   -------   -------   -------   -------
15-Sep-02................   27.53     25.52     23.59     21.75     27.53     25.52     23.59     21.75
15-Oct-02................   25.82     23.86     22.00     20.23     25.82     23.86     22.00     20.23
15-Nov-02................   24.19     22.31     20.51     18.81     24.19     22.31     20.51     18.81
15-Dec-02................   22.65     20.83     19.11     17.48     22.65     20.83     19.11     17.48
15-Jan-03................   21.21     19.46     17.80     16.24     21.21     19.46     17.80     16.24
15-Feb-03................   19.86     18.17     16.58     15.08     19.86     18.17     16.58     13.13
15-Mar-03................   18.58     16.96     15.43     14.00     18.58     16.96     15.43      5.01
15-Apr-03................   17.34     15.79     14.33     11.59     17.34     15.79      7.48      0.00
15-May-03................   16.12     14.64     12.95      6.80     16.12      9.79      0.00      0.00
15-Jun-03................   14.91     13.51      7.93      2.13     11.84      1.30      0.00      0.00
15-Jul-03................   13.72      8.87      3.02      0.00      2.88      0.00      0.00      0.00
15-Aug-03................    9.55      3.66      0.00      0.00      0.00      0.00      0.00      0.00
15-Sep-03................    3.99      0.00      0.00      0.00      0.00      0.00      0.00      0.00
15-Oct-03................    0.00      0.00      0.00      0.00      0.00      0.00      0.00      0.00
Weighted Average Life(1)
  to Call (in years).....    1.74      1.67      1.60      1.53      1.72      1.65      1.58      1.51
Weighted Average Life(1)
  to Maturity (in
  years).................    1.74      1.67      1.60      1.53      1.72      1.65      1.58      1.51

---------------
(1) The weighted average life of a Class C note or a Class D note is determined by (a) multiplying the amount of cash distributions in reduction of the outstanding principal amount of such class of notes by the number of years from the closing date to the relevant payment date, (b) adding the results and (c) dividing the sum by the initial principal amount of the applicable class.

                            PERCENTAGE OF THE INITIAL PRINCIPAL     PERCENTAGE OF THE INITIAL PRINCIPAL
                               BALANCE OF THE CLASS E NOTES           BALANCE OF THE CLASS F INTEREST
                           -------------------------------------   -------------------------------------
                                            CPR                                     CPR
                           -------------------------------------   -------------------------------------
PAYMENT DATE                0.00%     3.00%     6.00%     9.00%     0.00%     3.00%     6.00%     9.00%
------------               -------   -------   -------   -------   -------   -------   -------   -------
Initial Balance..........  100.00%   100.00%   100.00%   100.00%   100.00%   100.00%   100.00%   100.00%
15-Apr-00................   97.50     97.25     96.99     96.73     97.50     97.25     96.99     96.73
15-May-00................   94.98     94.50     94.01     93.50     94.98     94.50     94.01     93.50
15-Jun-00................   92.44     91.74     91.02     90.29     92.44     91.74     91.02     90.29
15-Jul-00................   89.90     88.99     88.07     87.12     89.90     88.99     88.07     87.12
15-Aug-00................   87.36     86.26     85.14     83.99     87.36     86.26     85.14     83.99
15-Sep-00................   84.79     83.51     82.21     80.89     84.79     83.51     82.21     80.89
15-Oct-00................   82.22     80.78     79.31     77.82     82.22     80.78     79.31     77.82
15-Nov-00................   79.66     78.06     76.44     74.80     79.66     78.06     76.44     74.80
15-Dec-00................   77.08     75.34     73.59     71.82     77.08     75.34     73.59     71.82
15-Jan-01................   74.52     72.65     70.77     68.88     74.52     72.65     70.77     68.88
15-Feb-01................   71.97     69.99     68.00     66.01     71.97     69.99     68.00     66.01
15-Mar-01................   69.41     67.33     65.25     63.16     69.41     67.33     65.25     63.16
15-Apr-01................   66.87     64.69     62.53     60.37     66.87     64.69     62.53     60.37
15-May-01................   64.32     62.08     59.84     57.62     64.32     62.08     59.84     57.62
15-Jun-01................   61.77     59.47     57.18     54.90     61.77     59.47     57.18     54.90
15-Jul-01................   59.23     56.87     54.54     52.23     59.23     56.87     54.54     52.23
15-Aug-01................   56.69     54.30     51.93     49.60     56.69     54.30     51.93     49.60
15-Sep-01................   54.14     51.72     49.34     47.00     54.14     51.72     49.34     47.00

                            PERCENTAGE OF THE INITIAL PRINCIPAL     PERCENTAGE OF THE INITIAL PRINCIPAL
                               BALANCE OF THE CLASS E NOTES           BALANCE OF THE CLASS F INTEREST
                           -------------------------------------   -------------------------------------
                                            CPR                                     CPR
                           -------------------------------------   -------------------------------------
PAYMENT DATE                0.00%     3.00%     6.00%     9.00%     0.00%     3.00%     6.00%     9.00%
------------               -------   -------   -------   -------   -------   -------   -------   -------
15-Oct-01................   51.61     49.18     46.79     44.45     51.61     49.18     46.79     44.45
15-Nov-01................   49.10     46.67     44.28     41.95     49.10     46.67     44.28     41.95
15-Dec-01................   46.62     44.20     41.83     39.52     46.62     44.20     41.83     39.52
15-Jan-02................   44.19     41.79     39.45     37.17     44.19     41.79     39.45     37.17
15-Feb-02................   41.83     39.46     37.16     34.92     41.83     39.46     37.16     34.92
15-Mar-02................   39.55     37.22     34.95     32.75     39.55     37.22     34.95     32.75
15-Apr-02................   37.35     35.06     32.84     30.69     37.35     35.06     32.84     30.69
15-May-02................   35.23     32.98     30.81     28.72     35.23     32.98     30.81     28.72
15-Jun-02................   33.19     30.99     28.87     26.84     33.19     30.99     28.87     26.84
15-Jul-02................   31.22     29.08     27.02     25.05     31.22     29.08     27.02     25.05
15-Aug-02................   29.34     27.26     25.26     23.36     29.34     27.26     25.26     23.36
15-Sep-02................   27.53     25.52     23.59     21.75     27.53     25.52     23.59     21.75
15-Oct-02................   25.82     23.86     22.00     20.23     25.82     23.86     22.00     20.23
15-Nov-02................   24.19     22.31     20.51     18.81     24.19     22.31     20.51     18.81
15-Dec-02................   22.65     20.83     19.11     17.48     22.65     20.83     19.11     17.48
15-Jan-03................   21.21     19.46     17.80     16.24     21.21     19.46     17.80     16.24
15-Feb-03................   19.86     18.17     16.58     15.08     19.86     18.17     16.58     15.38
15-Mar-03................   18.58     16.96     15.43     14.00     18.58     16.96     15.43     15.38
15-Apr-03................   17.34     15.79     14.33     12.97     17.34     15.79     15.38     15.38
15-May-03................   16.12     14.64     13.25     11.96     16.12     15.38     15.38     15.38
15-Jun-03................   14.91     13.51     12.20     10.97     15.38     15.38     15.38     15.38
15-Jul-03................   13.72     12.39     11.16     10.02     15.38     15.38     15.38     15.38
15-Aug-03................   12.54     11.30     10.15      9.08     15.38     15.38     15.38     15.38
15-Sep-03................   11.37     10.22      9.15      8.17     15.38     15.38     15.38     15.38
15-Oct-03................   10.22      9.16      8.19      7.29     15.38     15.38     15.38     15.38
15-Nov-03................    9.10      8.14      7.25      6.44     15.38     15.38     15.38     15.38
15-Dec-03................    8.03      7.16      6.37      5.64     15.38     15.38     15.38     15.38
15-Jan-04................    7.01      6.23      5.53      4.88     15.38     15.38     15.38     15.38
15-Feb-04................    6.05      5.37      4.75      4.18     15.38     15.38     15.38     15.38
15-Mar-04................    5.16      4.57      4.03      3.54     15.38     15.38     15.38     15.38
15-Apr-04................    4.34      3.83      3.37      2.95     15.38     15.38     15.38     15.38
15-May-04................    3.59      3.17      2.78      2.43     15.38     15.38     15.38     15.38
15-Jun-04................    2.91      2.56      2.24      0.00     15.38     15.38     15.38     14.99
15-Jul-04................    2.30      0.29      0.00      0.00     15.38     15.38     13.52     11.75
15-Aug-04................    0.00      0.00      0.00      0.00     13.52     11.81     10.28      8.91
15-Sep-04................    0.00      0.00      0.00      0.00      9.93      8.66      7.51      6.49
15-Oct-04................    0.00      0.00      0.00      0.00      6.87      5.98      5.18      4.46
15-Nov-04................    0.00      0.00      0.00      0.00      4.45      3.86      3.33      2.86
15-Dec-04................    0.00      0.00      0.00      0.00      2.64      2.28      1.97      1.69
15-Jan-05................    0.00      0.00      0.00      0.00      1.42      1.23      1.05      0.90
15-Feb-05................    0.00      0.00      0.00      0.00      0.78      0.67      0.57      0.49
15-Mar-05................    0.00      0.00      0.00      0.00      0.53      0.45      0.39      0.33
15-Apr-05................    0.00      0.00      0.00      0.00      0.43      0.37      0.31      0.27
15-May-05................    0.00      0.00      0.00      0.00      0.35      0.30      0.26      0.22
15-Jun-05................    0.00      0.00      0.00      0.00      0.29      0.25      0.21      0.18

                            PERCENTAGE OF THE INITIAL PRINCIPAL     PERCENTAGE OF THE INITIAL PRINCIPAL
                               BALANCE OF THE CLASS E NOTES           BALANCE OF THE CLASS F INTEREST
                           -------------------------------------   -------------------------------------
                                            CPR                                     CPR
                           -------------------------------------   -------------------------------------
PAYMENT DATE                0.00%     3.00%     6.00%     9.00%     0.00%     3.00%     6.00%     9.00%
------------               -------   -------   -------   -------   -------   -------   -------   -------
15-Jul-05................    0.00      0.00      0.00      0.00      0.24      0.21      0.17      0.15
15-Aug-05................    0.00      0.00      0.00      0.00      0.20      0.17      0.14      0.12
15-Sep-05................    0.00      0.00      0.00      0.00      0.16      0.14      0.11      0.10
15-Oct-05................    0.00      0.00      0.00      0.00      0.13      0.11      0.09      0.08
15-Nov-05................    0.00      0.00      0.00      0.00      0.10      0.08      0.07      0.06
15-Dec-05................    0.00      0.00      0.00      0.00      0.08      0.07      0.05      0.05
15-Jan-06................    0.00      0.00      0.00      0.00      0.06      0.05      0.04      0.04
15-Feb-06................    0.00      0.00      0.00      0.00      0.05      0.04      0.03      0.03
15-Mar-06................    0.00      0.00      0.00      0.00      0.04      0.03      0.03      0.02
15-Apr-06................    0.00      0.00      0.00      0.00      0.03      0.03      0.02      0.02
15-May-06................    0.00      0.00      0.00      0.00      0.02      0.02      0.02      0.01
15-Jun-06................    0.00      0.00      0.00      0.00      0.01      0.01      0.01      0.01
15-Jul-06................    0.00      0.00      0.00      0.00      0.01      0.01      0.01      0.00
15-Aug-06................    0.00      0.00      0.00      0.00      0.00      0.00      0.00      0.00
Weighted Average Life(1)
  to Call (in years).....    1.76      1.69      1.62      1.55      1.77      1.70      1.63      1.57
Weighted Average Life(1)
  to Maturity (in
  years).................    1.80      1.73      1.67      1.60      1.92      1.86      1.80      1.74

---------------
(1) The weighted average life of a Class E note or a Class F interest is determined by (a) multiplying the amount of cash distributions in reduction of the outstanding principal amount of such class by the number of years from the closing date to the relevant payment date, (b) adding the results and (c) dividing the sum by the initial principal amount of the applicable class.

                      AGGREGATE MONTHLY SCHEDULED PAYMENTS

     The following table sets forth the scheduled payments. For the purposes of this table we have assumed there are no delinquencies, losses or prepayments on the contracts. The information set forth below is not a prediction of the actual payments that will be received. The information regarding delinquencies and defaults set forth under the caption "Servicing Portfolio Delinquency and Default Information" in this prospectus supplement, as well as the information under "Risk Factors" in this prospectus supplement and in the prospectus should be reviewed together with the information set forth below.

                                                              AGGREGATE MONTHLY
MONTH                                                         SCHEDULED PAYMENTS
-----                                                         ------------------
March-00....................................................    15,304,389.41
April-00....................................................    15,262,103.62
May-00......................................................    15,283,881.64
June-00.....................................................    15,210,538.69
July-00.....................................................    15,131,406.49
August-00...................................................    15,155,397.67
September-00................................................    15,058,392.33
October-00..................................................    14,970,193.43
November-00.................................................    14,922,659.30
December-00.................................................    14,781,481.77
January-01..................................................    14,619,455.25
February-01.................................................    14,556,680.60
March-01....................................................    14,420,801.04
April-01....................................................    14,312,259.18
May-01......................................................    14,259,741.62
June-01.....................................................    14,138,665.13
July-01.....................................................    14,023,768.72
August-01...................................................    13,987,337.07
September-01................................................    13,826,577.75
October-01..................................................    13,640,192.86
November-01.................................................    13,392,283.27
December-01.................................................    13,049,796.83
January-02..................................................    12,640,040.60
February-02.................................................    12,196,863.98
March-02....................................................    11,744,712.44
April-02....................................................    11,287,940.44
May-02......................................................    10,860,213.08
June-02.....................................................    10,418,206.45
July-02.....................................................     9,947,867.92
August-02...................................................     9,522,380.74
September-02................................................     9,046,490.06
October-02..................................................     8,549,925.87
November-02.................................................     8,090,794.00
December-02.................................................     7,574,865.88
January-03..................................................     7,114,241.94
February-03.................................................     6,716,392.76
March-03....................................................     6,472,232.30
April-03....................................................     6,358,495.45

                                                              AGGREGATE MONTHLY
MONTH                                                         SCHEDULED PAYMENTS
-----                                                         ------------------
May-03......................................................     6,256,182.43
June-03.....................................................     6,139,769.89
July-03.....................................................     6,041,119.00
August-03...................................................     5,944,392.97
September-03................................................     5,791,667.96
October-03..................................................     5,616,810.26
November-03.................................................     5,364,581.81
December-03.................................................     5,093,407.24
January-04..................................................     4,752,292.89
February-04.................................................     4,396,761.69
March-04....................................................     4,029,492.66
April-04....................................................     3,664,694.35
May-04......................................................     3,342,065.54
June-04.....................................................     2,977,483.13
July-04.....................................................     2,626,985.00
August-04...................................................     2,255,867.28
September-04................................................     1,913,144.86
October-04..................................................     1,514,237.27
November-04.................................................     1,124,637.68
December-04.................................................       756,735.14
January-05..................................................       401,987.75
February-05.................................................       154,060.16
March-05....................................................        62,464.20
April-05....................................................        49,931.99
May-05......................................................        40,392.88
June-05.....................................................        30,418.53
July-05.....................................................        26,570.13
August-05...................................................        25,026.13
September-05................................................        21,190.69
October-05..................................................        17,881.15
November-05.................................................        13,290.51
December-05.................................................        10,027.00
January-06..................................................         7,958.44
February-06.................................................         5,775.24
March-06....................................................         5,736.24
April-06....................................................         5,486.24
May-06......................................................         5,486.24
June-06.....................................................         5,486.24
July-06.....................................................         1,506.32
August-06...................................................         1,506.32

                                  UNDERWRITING

     Under the terms and subject to the conditions set forth in the underwriting agreement for the sale of the offered notes, Advanta Bank Corp. and the issuer have agreed to sell and each of the underwriters named below (the "CLASS A UNDERWRITERS") have agreed to purchase the principal amount of the Class A notes set forth opposite its name below:

                                                        PRINCIPAL AMOUNT OF
                                             ------------------------------------------
CLASS A UNDERWRITERS                          CLASS A-1       CLASS A-2      CLASS A-3
--------------------                         ------------    -----------    -----------
Prudential Securities Incorporated.........  $ 90,642,500    $31,634,500    $42,311,500
Barclays Capital Inc.......................    45,321,250     15,817,250     21,155,750
Morgan Stanley & Co. Incorporated..........    45,321,250     15,817,250     21,155,750
                                             ------------    -----------    -----------
Total......................................  $181,285,000    $63,269,000    $84,623,000
                                             ============    ===========    ===========

     The issuer has been advised by Prudential Securities Incorporated, as representative of the Class A Underwriters, that the Class A Underwriters propose initially to offer the Class A notes to the public at the respective public offering prices set forth on the cover page of this prospectus supplement and to certain dealers at such price less a concession not in excess of 0.130% of the principal amount of the Class A-1 notes, 0.210% of the principal amount of the Class A-2 notes and 0.275% of the principal amount of the Class A-3 notes. The Class A Underwriters may allow and such dealers may reallow a concession not in excess of 0.03125% of the principal amount of the Class A-1 notes, 0.0625% of the principal amount of the Class A-2 notes and 0.0625% of the principal amount of the Class A-3 notes.

     Under the terms and conditions set forth in the underwriting agreement for the sale of the offered notes, Advanta Bank Corp. and the issuer have agreed to sell and the underwriter named below (the "CLASS B, C AND D UNDERWRITER") has agreed to purchase the principal amount of the Class B notes, Class C notes and Class D notes set forth opposite its name below:

                                                         PRINCIPAL AMOUNT OF
                                               ----------------------------------------
CLASS B, C & D UNDERWRITER                       CLASS B        CLASS C       CLASS D
--------------------------                     -----------    -----------    ----------
Prudential Securities Incorporated...........  $28,215,000    $18,810,000    $9,405,000

     The issuer has been advised by the Class B, C & D Underwriter that the underwriter proposes initially to offer the offered Class B notes, Class C notes and Class D notes to the public at the respective public offering prices set forth on the cover page of this prospectus supplement, and to certain dealers at such price, less a concession not in excess of 0.210% per Class B note, 0.210% per Class C note and 0.210% per Class D note. The underwriter may allow and such dealers may reallow to other dealers a discount not in excess of 0.0625% per Class B note, 0.0625% per Class C note and 0.0625% per Class D note.

     The underwriters will be compensated as set forth in the following table:

                                 UNDERWRITERS' DISCOUNTS    AMOUNT PER $1,000 OF
CLASS                                AND COMMISSIONS             PRINCIPAL          TOTAL AMOUNT
-----                            -----------------------    --------------------    -------------
A-1............................           0.30%                    $ 3.00           $  543,885.00
A-2............................           0.30%                    $ 3.00           $  189,807.00
A-3............................           0.30%                    $ 3.00           $  253,869.00
B..............................           0.35%                    $ 3.50           $   98,752.50
C..............................           0.35%                    $ 3.50           $   65,835.00
D..............................           0.50%                    $ 5.00           $   47,025.00
                                          ----                     ------           -------------
Total..........................                                                     $1,199,143.50
                                                                                    =============

     Additional offering expenses are estimated to be $550,000.

     Each underwriter will represent and agree that:

          (a) it has not offered or sold, and, prior to the expiry of six months from the closing date, will not offer or sell, any offered notes to persons in the United Kingdom, except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for purposes of their business, or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995;

          (b) it has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the offered notes in, from or otherwise involving the United Kingdom; and

          (c) it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issue of the offered notes to a person of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 or persons to whom such document may otherwise lawfully be issued, distributed or passed on.

          (d) it is a person of a kind described in Article II(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996.

     Advanta Bank Corp. and the issuer have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. The issuer has been advised by the representative that the underwriters presently intend to make a market in the offered notes, as permitted by applicable laws and regulations. The underwriters are not obligated, however, to make a market in the offered notes and any such market making may be discontinued at any time at the sole discretion of the underwriters. No assurance can be given as to the liquidity of, or trading markets for, the offered notes.

     In connection with the offering of the offered notes, the underwriters and selling group members and their respective affiliates may engage in transactions that stabilize, maintain or otherwise affect the market price of the offered notes. Such transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M, pursuant to which such person may bid for or purchase the offered notes for the purpose of stabilizing its market price.

                              RATINGS OF THE NOTES

     It is a condition to the issuance of the notes that the Class A-1 notes be rated at least "Aaa," the Class A-2 notes be rated at least "Aaa," the Class A-3 notes be rated at least "Aaa," the Class B notes be rated at least "Aa3," the Class C notes be rated at least "A2," and the Class D notes be rated at least "Baa2" by Moody's Investors Service, Inc. and the Class A-1 notes be rated at least "AAA" the Class A-2 notes be rated at least "AAA," the Class A-3 notes be rated at least "AAA," the Class B notes be rated at least "AA-," the Class C notes be rated at least "A" and the Class D notes be rated at least "BBB+," by Fitch IBCA, Inc. respectively.

     Each rating will reflect only the views of the particular rating agency and will be based primarily on the amount of subordination, the availability of funds on deposit in the reserve account and the rating agency's opinion of the credit quality of the contracts and the other pledged assets included in the trust estate. The ratings are not a recommendation to purchase, hold or sell the related notes, inasmuch as ratings do not comment as to market price or suitability for a particular investor. There is no assurance that any rating will continue for any period of time or that it will not be lowered or withdrawn entirely by the related rating agency if, in its judgment, circumstances so warrant. A revision or withdrawal of a rating may have an adverse affect on the market price of the notes. The rating of the notes addresses the likelihood of the timely payment of interest and the ultimate payment of principal on the notes by each class's stated maturity date. The rating does not address the rate of prepayments that may be experienced on the contracts and, therefore, does not address the effect of the rate of prepayments on the return of principal to the noteholders. See "Risk
Factors -- Limited Nature of Credit Ratings Assigned to the Notes" in the prospectus.

                                 LEGAL MATTERS

     Legal matters relating to the validity of the issuance of the notes will be passed upon for the issuer by Orrick, Herrington & Sutcliffe LLP, Washington, D.C. Legal matters related to Nevada law will be passed upon for the issuer by Woodburn and Wedge, Reno, Nevada. Legal matters for the bank will be passed upon by Van Cott, Bagley, Cornwall & McCarthy, Salt Lake City, Utah. Legal matters will be passed upon for the underwriters by Winston & Strawn, Chicago, Illinois.

                             REPORTS TO NOTEHOLDERS

     The servicer will prepare monthly and annual reports that will contain information about the notes. The financial information contained in the reports will be prepared in accordance with generally accepted accounting principles. Unless and until definitive notes are issued, the reports will be sent to Cede, the nominee of DTC, Clearstream, Luxembourg and Euroclear, as the case may be. No reports will be sent to you.

                      WHERE YOU CAN FIND MORE INFORMATION

     We filed a registration statement relating to the offered notes with the SEC. The accompanying prospectus is part of the registration statement, but the registration statement includes additional information.

     The servicer will file with the SEC all required annual, monthly and special SEC reports and other information about the notes.

     You may read and copy any reports, statements or other information we file at the SEC's public reference room in Washington, D.C. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at (800) SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings also are available to the public on the SEC Internet Site (http://www.sec.gov).

                                 INDEX OF TERMS

additional principal..................  S-21
aggregate contract principal
  balance.............................  S-12
available funds.......................  S-24
business day..........................  S-19
calculation date......................  S-23
Class A monthly principal payment
  amount..............................  S-22
Class A percentage....................  S-22
Class A Underwriters..................  S-38
Class A-1 initial principal balance...  S-23
Class A-1 Note Factor.................  S-28
Class A-2 initial principal balance...  S-23
Class A-2 Note Factor.................  S-28
Class A-3 initial principal balance...  S-23
Class A-3 Note Factor.................  S-28
Class B initial principal balance.....  S-23
Class B monthly principal payment
  amount..............................  S-22
Class B Note Factor...................  S-28
Class B percentage....................  S-22
Class B, C and D Underwriter..........  S-38
Class C initial principal balance.....  S-23
Class C monthly principal payment
  amount..............................  S-22
Class C Note Factor...................  S-28
Class C percentage....................  S-22
Class D initial principal balance.....  S-23
Class D monthly principal payment
  amount..............................  S-22
Class D Note Factor...................  S-29
Class D percentage....................  S-22
Class E initial principal balance.....  S-23
Class E monthly principal payment
  amount..............................  S-22
Class E Note Factor...................  S-29
Class E percentage....................  S-22
Class F Factor........................  S-29
Class F floor.........................  S-22
Class F initial principal balance.....  S-23
Class F monthly principal payment
  amount..............................  S-22
Class F percentage....................  S-22
closing date..........................   S-9
Collateral Factor.....................  S-29
collection period.....................  S-23
CPR...................................  S-30
Cumulative Net Loss Percentage........  S-26
excluded amounts......................  S-11
Monthly Delinquency Percentage........  S-26
monthly principal amount..............  S-20
notes.................................   S-9
offered notes.........................   S-9
overdue principal.....................  S-20
payment date..........................  S-19
pledged assets........................  S-10
required reserve amount...............  S-27
reserve account.......................  S-27
statistical calculation date..........  S-12
Three-Month Delinquency Percentage....  S-26
trigger event.........................  S-25
trust estate..........................  S-11

                                                                     APPENDIX A:

         GLOBAL CLEARANCE, SETTLEMENT AND TAX DOCUMENTATION PROCEDURES

     Except in limited circumstances, the globally offered Equipment Receivables Asset-Backed Notes, Series 2000- or global securities will be available only in book-entry form. Investors in the global securities may hold such global securities through any of Depository Trust Company (DTC), Clearstream, Luxembourg or Euroclear. The global securities will be tradeable as home market instruments in both the European and U.S. domestic markets. Initial settlement and all secondary trades will settle in same-day funds.

     Secondary market trading between investors holding global securities through Clearstream, Luxembourg and Euroclear will be conducted in the ordinary way in accordance with their normal rules and operating procedures and in accordance with conventional eurobond practice (i.e., seven calendar day settlement).

     Secondary market trading between investors holding global securities through DTC will be conducted according to the rules and procedures applicable to U.S. corporate debt obligations.

     Secondary cross-market trading between Clearstream, Luxembourg or Euroclear and DTC participants holding certificates will be effected on a delivery-against-payment basis through the respective depositaries of Clearstream, Luxembourg and Euroclear (in such capacity) and as DTC participants.

     Non-U.S. holders (as described below) of global securities will be subject to U.S. withholding taxes unless such holders meet specific requirements and deliver appropriate U.S. tax documents to the securities clearing organizations or their participants.

INITIAL SETTLEMENT

     All global securities will be held in book-entry form by DTC in the name of Cede & Co. as nominee of DTC. Investors' interests in the global securities will be represented through financial institutions acting on their behalf as direct and indirect participants in DTC. As a result, Clearstream, Luxembourg and Euroclear will hold positions on behalf of their participants through their respective Depositaries, which in turn will hold such positions in accounts as DTC Participants.

     Investors electing to hold their global securities through DTC (other than through accounts at Clearstream, Luxembourg or Euroclear) will follow the settlement practices applicable to U.S. corporate debt obligations. Investor securities custody accounts will be credited with their holdings against payment in same-day funds on the settlement date.

     Investors electing to hold their global securities Clearstream, Luxembourg or Euroclear accounts will follow the settlement procedures applicable to conventional eurobonds in registered form. Global securities will be credited to the securities custody accounts on the business day following the settlement date against payment for value on the settlement date.

SECONDARY MARKET TRADING

     Because the purchaser determines the place of delivery, it is important to establish at the time of the trade where both the purchaser's and seller's accounts are located to ensure that settlement can be made on the desired value date.

     Trading between DTC Participants. Secondary market trading between DTC participants (other than Citibank, N.A. and Morgan Guaranty Trust Company of New York as depositories for Clearstream, Luxembourg and Euroclear) will be settled using the procedures applicable to U.S. corporate debt obligations in same-day funds.

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     Trading between Clearstream, Luxembourg Customers and/or Euroclear
Participants. Secondary market trading between Cedelbank customers and/or Euroclear participants will be settled using the procedures applicable to conventional eurobonds in same-day funds.

     Trading between DTC seller and Clearstream, Luxembourg or Euroclear purchaser. When global securities are to be transferred from the account of a DTC participant (other than Citibank and Morgan as depositories for Clearstream, Luxembourg and Euroclear) to the account of a Clearstream, Luxembourg customer or a Euroclear participant, the purchaser will send instructions to Clearstream, Luxembourg or Euroclear, as the case may be, before settlement date 12:30. Clearstream, Luxembourg or Euroclear, as the case may be, will instruct Citibank or Morgan respectively, to receive the global securities against payment. Payment will then be made by Citibank or Morgan, as the case may be, to the DTC participant's account against delivery of the global securities. After settlement has been completed, the global securities will be credited to the respective clearing system and by the clearing system, in accordance with its usual procedures, to the Clearstream, Luxembourg Customer's or Euroclear participant's account. Credit for the global securities will appear the next day (European time) and cash debit will be back-valued to, and the interest on the global securities will accrue from, the value date (which would be the preceding day when settlement occurred in New York). If settlement is not completed on the intended value date (i.e., the trade fails), the Clearstream, Luxembourg or Euroclear cash debit will be valued instead as of the actual settlement date.

     Clearstream, Luxembourg customers and Euroclear participants will need to make available to the respective clearing systems the funds necessary to process same-day funds settlement. The most direct means of doing so is to pre-position funds for settlement, either from cash on hand or existing lines of credit, as they would for any settlement occurring within Clearstream, Luxembourg or Euroclear. Under this approach, they may take on credit exposure to Clearstream, Luxembourg or Euroclear until the global securities are credited to their accounts one day later.

     As an alternative, if Clearstream, Luxembourg or Euroclear has extended a line of credit to them, Clearstream, Luxembourg customers or Euroclear participants can elect not to pre-position funds and allow that credit line to be drawn upon the finance settlement. Under this procedure, Clearstream, Luxembourg customers or Euroclear participants purchasing global securities would incur overdraft charges for one day, assuming they cleared the overdraft when the global securities were credited to their accounts. However, interest on the global securities would accrue from the value date. Therefore, in many cases the investment income on the global securities earned during that one-day period may substantially reduce or offset the amount of such overdraft charges, although this result will depend on each Clearstream, Luxembourg customer's or Euroclear participant's particular cost of funds.

     Since the settlement is taking place during New York business hours, DTC participants can employ their usual procedures for sending global securities to Citibank or Morgan for the benefit of Clearstream, Luxembourg customers or Euroclear participants. The sale proceeds will be available to the DTC seller on the settlement date. Thus, to the DTC participant a cross-market transaction will settle no differently from a trade between two DTC participants.

     Trading between Clearstream, Luxembourg or Euroclear seller and DTC purchaser. Due to time zone differences in their favor, Clearstream, Luxembourg customers and Euroclear participants may employ their customary procedures for transactions in which global securities are to be transferred by the respective clearing system, through Citibank or Morgan, to another DTC participant. The seller will send instructions to Clearstream, Luxembourg or Euroclear, as the case may be, before settlement date 12:30. In these cases, Clearstream, Luxembourg or Euroclear will instruct Citibank or Morgan, as appropriate, to credit the global securities to the DTC participant's account against payment. The payment will then be reflected in the account of the Clearstream, Luxembourg customer or Euroclear participant the following business day, and receipt of the cash proceeds in the Clearstream, Luxembourg customer's or Euroclear participant's account would be back-valued to the value date (which would be the preceding day, when settlement occurred in New York). If the Clearstream, Luxembourg customer or Euroclear participant has a line of credit with its respective clearing system and elects to draw on such line of credit in anticipation

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

of receipt of the sale proceeds in its account, the back-valuation may substantially reduce or offset any overdraft charges incurred over that one-day period. If settlement is not completed on the intended value date (i.e., the trade fails), receipt of the cash proceeds in the Clearstream, Luxembourg customer's or Euroclear participant's account would instead be valued as of the actual settlement date.

U.S. FEDERAL INCOME TAX DOCUMENTATION REQUIREMENTS

     A beneficial owner of global securities holding securities through Clearstream, Luxembourg or Euroclear (or through DTC if the holder has an address outside the U.S.) will be subject to the 30% U.S. withholding tax that generally applies to payments of interest (including original issue discount) on registered debt issued by U.S. Persons, unless, (i) each clearing system, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business in the chain of intermediaries between such beneficial owner and the U.S. entity required to withhold tax complies with applicable certification requirements and (ii) such beneficial owner takes appropriate steps to obtain an exemption or reduced tax rate. See "Federal Income Tax Consequences" in the prospectus for additional information.

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

                                  $385,607,000
                ADVANTA EQUIPMENT RECEIVABLES SERIES 2000-1 LLC
                                     ISSUER

                               ADVANTA BANK CORP.
                            ORIGINATOR AND SERVICER

            EQUIPMENT RECEIVABLES ASSET-BACKED NOTES, SERIES 2000-1

     $181,285,000 6.840% CLASS A-1 EQUIPMENT RECEIVABLES ASSET-BACKED NOTES $63,269,000 7.255% CLASS A-2 EQUIPMENT RECEIVABLES ASSET-BACKED NOTES $84,623,000 7.405% CLASS A-3 EQUIPMENT RECEIVABLES ASSET-BACKED NOTES
      $28,215,000 7.560% CLASS B EQUIPMENT RECEIVABLES ASSET-BACKED NOTES $18,810,000 7.685% CLASS C EQUIPMENT RECEIVABLES ASSET-BACKED NOTES
       $9,405,000 8.015% CLASS D EQUIPMENT RECEIVABLES ASSET-BACKED NOTES

                            ------------------------

                             PROSPECTUS SUPPLEMENT

                            ------------------------

                       UNDERWRITERS OF THE CLASS A NOTES

PRUDENTIAL SECURITIES
                                BARCLAYS CAPITAL
                                                      MORGAN STANLEY DEAN WITTER

                   UNDERWRITER OF THE CLASS B, C AND D NOTES

                             PRUDENTIAL SECURITIES

     You should rely only on the information contained in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information.

     We are not offering the Class A notes, the Class B notes, the Class C notes or the Class D notes in any state where the offer is not permitted.

     Dealers will deliver a prospectus and prospectus supplement when acting as underwriters of the Class A notes, the Class B notes, the Class C notes or the Class D notes and with respect to their unsold allotments or subscriptions. In addition, all dealers selling the Class A notes, the Class B notes, the Class C notes or the Class D notes will deliver a prospectus and prospectus supplement until June 27, 2000.